EXHIBIT 2.3


                     SEPARATION AND DISTRIBUTION AGREEMENT

                                 by and between

                                   AT&T Corp.

                                      and

                              AT&T Broadband Corp.

                                  dated as of

                               December 19, 2001




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                               TABLE OF CONTENTS

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                                                                           Page
                                                                           ----
                                   ARTICLE 1
                                  DEFINITIONS
Section 1.01.   Definitions                                                B-1

                                   ARTICLE 2
                                 THE SEPARATION

Section 2.01.   Transfer of Assets and Assumption of Liabilities           B-16
Section 2.02.   Disclaimer of Representations and Warranties               B-17
Section 2.03.   Other Ancillary Agreements                                 B-18
Section 2.04.   Termination of Agreements                                  B-18
Section 2.05.   Documents Relating to Transfer of Real Property Interests
                and Tangible Property Located Thereon                      B-19
Section 2.06.   Documents Relating to Other Transfers of Assets and
                Assumption of Liabilities                                  B-20
Section 2.07.   Governmental Approvals and Consents                        B-20
Section 2.08.   Novation of AT&T Broadband Liabilities                     B-21
Section 2.09.   Novation of AT&T Communications Liabilities                B-21
Section 2.10.   Joint Purchasing Arrangements                              B-22
Section 2.11.   TWE Arrangements                                           B-22

                                   ARTICLE 3
                            FINANCIAL RESTRUCTURING

Section 3.01.   Liability Management                                       B-23
Section 3.02.   Repayment of Intracompany Indebtedness                     B-23
Section 3.03.   Note Consents                                              B-23

                                   ARTICLE 4
                                THE DISTRIBUTION

Section 4.01.   The Distribution                                           B-23
Section 4.02.   Actions Prior to the Distribution                          B-24
Section 4.03.   Timing of the Distribution                                 B-24

                                   ARTICLE 5
                        MUTUAL RELEASES; INDEMNIFICATION

Section 5.01.   Release of Pre-Closing Claims                              B-25
Section 5.02.   Indemnification by AT&T                                    B-27
Section 5.03.   Indemnification by AT&T Broadband                          B-27
Section 5.04.   Indemnification Obligations Net of Insurance Proceeds and
                Other Amounts                                              B-28
Section 5.05.   Procedures for Indemnification of Third Party Claims       B-29
Section 5.06.   Additional Matters                                         B-30
Section 5.07.   Remedies Cumulative                                        B-30
Section 5.08.   Survival of Indemnities                                    B-30

                                   ARTICLE 6
                      INSURANCE AND CERTAIN OTHER MATTERS

Section 6.01.   Insurance Matters                                          B-30
Section 6.02.   Certain Post-Distribution Transactions and Related
                Matters                                                    B-31
Section 6.03.   Procedure for Indemnification for Tax Liabilities          B-33
Section 6.04.   Other Transactions                                         B-35

                                   ARTICLE 7
                    EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 7.01.   Agreement for Exchange of Information                      B-36


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Section 7.02.   Ownership of Information                                   B-37
Section 7.03.   Compensation for Providing Information                     B-37
Section 7.04.   Record Retention                                           B-37
Section 7.05.   Limitation of Liability                                    B-37
Section 7.06.   Other Agreements Providing for Exchange of Information     B-37
Section 7.07.   Production of Witnesses; Records; Cooperation              B-37
Section 7.08.   Confidentiality                                            B-38
Section 7.09.   Protective Arrangements                                    B-39

                                   ARTICLE 8
                  FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 8.01.   Further Assurances                                         B-39

                                   ARTICLE 9
                                  TERMINATION

Section 9.01.   Termination                                                B-39
Section 9.02.   Effect of Termination                                      B-39

                                   ARTICLE 10
                       DISPUTE RESOLUTION AND ARBITRATION

Section 10.01.  Agreement to Arbitrate                                     B-40
Section 10.02.  Reasonable Best Efforts to Resolve Disputes; Mediation     B-40
Section 10.03.  Demand for Arbitration                                     B-40
Section 10.04.  Arbitration Panel                                          B-41
Section 10.05.  Commencement and Place of Arbitration                      B-41
Section 10.06.  Arbitration Hearings                                       B-41
Section 10.07.  Arbitration Decision                                       B-41
Section 10.08.  Discovery and Related Matters                              B-41
Section 10.09.  Arbitration Panel's Authority                              B-41
Section 10.10.  Confidentiality                                            B-42
Section 10.11.  Certain Additional Matters                                 B-42
Section 10.12.  Limited Court Actions                                      B-42
Section 10.13.  Continuity of Performance and Remaining Obligations        B-43
Section 10.14.  Law Governing Arbitration Procedures                       B-43
Section 10.15.  Non-applicability of Article                               B-43

                                   ARTICLE 11
                                 MISCELLANEOUS

Section 11.01.  Counterparts; Entire Agreement; Corporate Power            B-43
Section 11.02.  Governing Law                                              B-44
Section 11.03.  Jurisdiction                                               B-44
Section 11.04.  Waiver of Jury Trial                                       B-44
Section 11.05.  Assignability                                              B-44
Section 11.06.  AT&T Restructuring                                         B-45
Section 11.07.  Third Party Beneficiaries                                  B-45
Section 11.08.  Notices                                                    B-45
Section 11.09.  Severability                                               B-46
Section 11.10.  Expenses                                                   B-46
Section 11.11.  Headings                                                   B-46
Section 11.12.  Waivers of Default                                         B-46
Section 11.13.  Specific Performance                                       B-46
Section 11.14.  Amendments                                                 B-46
Section 11.15.  Late Payments                                              B-46
Section 11.16.  Interpretation                                             B-47

                                    EXHIBITS

Exhibit A       AT&T Communications Financial Statements
Exhibit B       Corporate Name Agreement


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Exhibit C       Employee Benefits Agreement
Exhibit D       Intellectual Property Agreement
Exhibit E       Interim Services and Systems Replication Agreement
Exhibit F       Patent Assignment
Exhibit G       Tax Sharing Agreement
Exhibit H       Trademark and Service Mark Agreement
Annex I         TWE Consideration


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                     SEPARATION AND DISTRIBUTION AGREEMENT

     THIS SEPARATION AND DISTRIBUTION AGREEMENT, dated as of December 19, 2001, is by and between AT&T Corp., a New York corporation ("AT&T"), and AT&T Broadband Corp., a Delaware corporation ("AT&T Broadband"). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article 1.

     WHEREAS, the Board of Directors of AT&T has determined that it is in the best interests of AT&T and its shareholders to separate AT&T's communications and broadband businesses into independent businesses and to subsequently merge AT&T Broadband with a wholly owned subsidiary of AT&T Comcast Corporation, a Pennsylvania corporation, pursuant to the Merger Agreement (as defined below);

     WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions set forth in this Agreement, AT&T will transfer the AT&T Broadband Assets to AT&T Broadband and its Subsidiaries and cause AT&T Broadband and its Subsidiaries to assume the AT&T Broadband Liabilities, all as more fully described in this Agreement and the other Ancillary Agreements;

     WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, following the Separation, AT&T will distribute all of the AT&T Broadband Common Stock to shareholders of AT&T and, if the QUIPS Exchange is completed (as defined below), to Microsoft Corporation, a Washington corporation, or an affiliate thereof ("Microsoft"), all as more fully described in this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Separation and Distribution constitute a tax-free reorganization under the Code; and

     WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of AT&T and AT&T Broadband and their respective Subsidiaries following the Distribution.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     SECTION 1.01. Definitions. For the purpose of this Agreement the following terms shall have the following meanings:

     "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

     "Additional Commercial Agreements" has the meaning set forth in the definition of Ancillary Agreements.

     "Affiliate" of any Person means a Person that controls, is controlled by, or is under common control with such Person; provided, however, that for purposes of this Agreement, no member of either the AT&T Broadband Group or the AT&T Communications Group shall be deemed to be an Affiliate of any member of the other Group and no employee plan or employee plan trust shall be deemed an Affiliate of any employer or of any Affiliate of any employer. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

     "Agent" means the distribution agent to be appointed by AT&T to distribute to shareholders of AT&T the shares of AT&T Broadband Common Stock pursuant to the Distribution.

     "Agreement" means this Separation and Distribution Agreement, including all of the Schedules and Exhibits hereto, as amended from time to time.

     "American Ridge" means American Ridge Insurance Company, a Vermont corporation.


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     "Ancillary Agreements" means (i) this Agreement, the Corporate Name
Agreement, the Tax Sharing Agreement, the Employee Benefits Agreement, the Intellectual Property Agreement, the Patent Assignment, the Trademark and Service Mark Assignment (the agreements referred to in this clause (i), the "Primary Transaction Agreements"); (ii) those agreements and documents (other than any Primary Transaction Agreements) listed in Items 1-23 on Schedule 2.4(b)(ii)(A) (as such schedule existed on December 19, 2001) (the agreements referred to in this clause (ii), as they may be amended as provided in Schedule 2.4(b)(ii)(B) (as such schedule existed on December 19, 2001), the "Primary Commercial Agreements"); (iii) any agreement, commitment or understanding that any of the Primary Commercial Agreements (as that term was defined on December 19, 2001) contemplates will be entered into or made after the date hereof; provided that the relevant Primary Commercial Agreement specifically sets forth all material terms of such agreement, commitment or understanding (the agreements, commitments and understandings referred to in this clause (iii) are referred to herein as the "Additional Commercial Agreements"); and (iv) those agreements and documents listed in Items 9 through 47 on Schedule 2.4(b)(ii) (as such schedule exists as of November 18, 2002).

    "Applicable Deadline" has the meaning set forth in Section 10.03.

    "Arbitration Demand Notice" has the meaning set forth in Section 10.03.

    "Arbitration Panel" has the meaning set forth in Section 10.05.

    "Assets" means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

          (a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

          (b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

          (c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

          (d) all interests in real property of whatever nature, including easements and rights of way, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise, and copies of all related documentation;

          (e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

          (f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

          (g) all deposits, letters of credit and performance and surety bonds;

          (h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

          (i) all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, other proprietary information and licenses from third Persons granting the right to use any of the foregoing;

          (j) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

          (k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, records


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     pertaining to customers and customer accounts, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

          (l) all prepaid expenses, trade accounts and other accounts and notes receivable;

          (m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choices in action or similar rights, whether accrued or contingent;

          (n) all insurance proceeds and rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

          (o) all licenses (including radio and similar licenses), permits, approvals and authorizations that have been issued by any Governmental Authority;

          (p) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements;

          (q) copies of all documentation related to Insurance Policies; and

          (r) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

     "AT&T" has the meaning set forth in the Preamble.

     "AT&T Broadband" has the meaning set forth in the Preamble.

     "AT&T Broadband Action" has the meaning set forth in Section 6.02(d).

     "AT&T Broadband Assets" means:

     (a) except as set forth on Schedule 1.14(a), any Assets reflected in the AT&T Broadband Balance Sheet, unless disposed of to third parties after the date thereof (and, in the case of any such Assets disposed of after the date thereof, the proceeds from such disposal);

     (b) any Assets acquired after the date of the AT&T Broadband Balance Sheet by AT&T or any of its Subsidiaries utilizing AT&T Broadband Assets;

     (c) any AT&T Broadband Contracts;

     (d) any capital stock or other ownership interests in AT&T Broadband Entities;

     (e) AT&T's interest in Western Range;

     (f) any AT&T Broadband Real Property;

     (g) any Assets that are expressly contemplated by this Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or assigned to any member of the AT&T Broadband Group;

     (h) any governmental licenses, permits, franchises, approvals, certificates and other governmental authorizations held in the name of AT&T or any of its Subsidiaries that are primarily related to the AT&T Broadband Business (to the extent any of the foregoing would be required to be transferred pursuant hereto, such items will be AT&T Broadband Assets only to the extent they are transferable upon the receipt of any relevant Consent), except for any intrastate telephony licenses, permits, franchises, approvals, certificates or other governmental authorizations that are used in the AT&T Communications Business;

     (i) the Assets of T-Holdings, UCT Video, UAI and their respective Subsidiaries to be purchased by AT&T Broadband pursuant to Sections 2.01(f),
(g) and (h), respectively;


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     (j) any Assets underlying any of the monetizations that are AT&T Broadband
Liabilities;

     (k) any Assets listed or described on Schedule 1.14(k); and

     (l) any Assets that are not AT&T Communications Assets specified in clauses (a) through (k) of the definition of AT&T Communications Assets and that are used or held for use primarily in connection with the AT&T Broadband Business (it being agreed that (i) any Assets owned by AT&T or any of its controlled Affiliates immediately prior to March 9, 1999 shall be deemed primarily used or held for use in connection with the AT&T Communications Business and (ii) Assets that were paid for, built or otherwise directly or indirectly acquired for consideration (as reflected in current and historic financial records, including subsidiary ledgers, journals and other financial books and records) by a Group shall be deemed to be primarily used or held for use by the Group that most recently so paid for or so built or acquired them).

AT&T Broadband Assets shall not in any event include any (i) Assets reflected on the AT&T Communications Balance Sheet, except for those Assets specified in clauses (b), (d), (e), (f), (g), (i), (j) and (k) of the definition of AT&T Broadband Assets or (ii) Assets that as of the Distribution Date are Leased Assets (as defined in the Local Network Connectivity Services Agreement).

     Subject to the foregoing sentence, in the event that any Asset is included in both the definition of "AT&T Broadband Asset" and "AT&T Communications Asset" then (i) if it is specifically referred to in a definition or schedule or otherwise (including in any of the Ancillary Agreements), it shall be treated in accordance with such specific reference and (ii) otherwise it shall be treated as an AT&T Broadband Asset or AT&T Communications Asset based upon whether it is used or held for use primarily in connection with the AT&T Broadband Business or primarily in connection with the AT&T Communications Business; provided that for purposes hereof Assets that were paid for, built or otherwise directly or indirectly acquired for consideration (as reflected in current and historic financial records, including subsidiary ledgers, journals and other financial books and records) by a Group shall be deemed to be primarily used or held for use by the Group that most recently so paid for or so built or acquired them.

     "AT&T Broadband Balance Sheet" means the balance sheet dated as of December 31, 2000 included in the AT&T Broadband Financial Statements.

     "AT&T Broadband Business" means the business of the AT&T Broadband Group.

     "AT&T Broadband Class A Common Stock" has the meaning set forth in the Merger Agreement.

     "AT&T Broadband Common Stock" means the common stock, par value $0.00000000125 per share, of AT&T Broadband.

     "AT&T Broadband Contracts" means the following contracts and agreements to which AT&T or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is expressly contemplated to be assigned to or retained by AT&T or any member of the AT&T Communications Group pursuant to any provision of this Agreement or any other Ancillary Agreement:

          (a) any contract or agreement entered into in the name of, or expressly on behalf of, any AT&T Broadband Entity, except to the extent clearly relating to the AT&T Communications Group and except for any At Home Contract;

          (b) any contract or agreement that relates primarily to the AT&T Broadband Business other than any At Home Contract;

          (c) any rights and obligations of the AT&T Broadband Group under any At Home Contract;

          (d) any note, indenture, contract, agreement, mortgage or other instrument representing Indebtedness or other Liabilities that are in either such case AT&T Broadband Liabilities;

          (e) any contract or agreement that is expressly contemplated pursuant to this Agreement or any of the other Ancillary Agreements to be assigned or transferred to or retained by AT&T Broadband or any member of the AT&T Broadband Group;

          (f) any guarantee, indemnity, representation, warranty or other Liability of any member of the AT&T Communications Group in respect of any other AT&T Broadband Contract, any AT&T Broadband Liability or the AT&T Broadband Business;

          (g) any contract or agreement listed or described on Schedule 1.18(g), including in the case of commitment or similar contracts


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     or agreements, contracts or agreements to the extent indicated on such
     Schedule;

          (h) any letter of credit, surety bond, swap, foreign exchange or other instrument or contract primarily relating to the AT&T Broadband Group, together with any letters of credit, surety bonds, swaps, foreign exchange or other such instruments or contracts that were entered into in connection with Indebtedness of the AT&T Broadband Group;

          (i) all monetizations listed or described on Schedule 1.18(i); and

          (j) the ISDA Master Agreement, dated as of April 14, 1999, between AT&T, AT&T Communications Services International Inc. ("ACSI") and UBS AG ("UBS") (as successor by merger to Swiss Bank Corporation, London Branch) (the "Master Agreement"), the related Confirmations attached as Schedule 1 to the Assignment and Assumption Agreement to be dated as of November 18, 2002 (the "Assignment Agreement") among AT&T, ACSI and AT&T Broadband, the Guaranty Agreement, dated as of April 14, 1999, delivered by AT&T pursuant to the Master Agreement (the "Guaranty," and, together with the Master Agreement, the Confirmations and the Guaranty, in each case as amended from time to time), it being understood that the Master Agreement and the Guaranty are AT&T Broadband Contracts only to the extent relating to the Confirmations so attached as Schedule 1 notwithstanding anything to the contrary in the Assignment Agreement or any other related agreement.

With respect to any contract or agreement that relates in material part to both the AT&T Broadband Group and the AT&T Communications Group, the parties will cooperate in good faith to apportion the rights and obligations thereunder to the AT&T Broadband Group and the AT&T Communications Group, and to treat such contract or agreement as an AT&T Broadband Contract to the extent relating to the AT&T Broadband Group and an AT&T Communications Contract to the extent relating to the AT&T Communications Group.

     "AT&T Broadband Entities" means AT&T Broadband and each of the AT&T Broadband Subsidiaries.

     "AT&T Broadband Financial Statements" has the meaning set forth in the Merger Agreement.

     "AT&T Broadband Group" means the direct or indirect interest of AT&T (either itself or through direct or indirect Subsidiaries, or any of their predecessors or successors) in (a) all of the businesses, Assets and Liabilities reflected in the AT&T Broadband Financial Statements; (b) the other Assets and Liabilities (contingent or otherwise) of AT&T and its Subsidiaries primarily related to businesses, assets and liabilities described in clause (a) and all net income, net losses, Assets and Liabilities arising in respect thereof after the date of the AT&T Broadband Financial Statements; (c) all Assets, Liabilities and businesses acquired after the date of the AT&T Broadband Financial Statements by the AT&T Broadband Group or utilizing cash or other Assets referred to in clauses (a) or (b); and (d) any business or operations that were terminated, divested or discontinued by any AT&T Broadband Entity, including US West, Inc. and its Subsidiaries (and their respective predecessors and successors), or that are listed or described on Schedule 1.21(d); and (e) the businesses, Assets and Liabilities listed or described on
Schedule 1.21(e); provided that the AT&T Broadband Group shall not include (x) any Assets disposed of to any third party or otherwise transferred to any third party from the AT&T Broadband Group after the date of the AT&T Broadband Financial Statements (but it shall include any net proceeds thereof) or (y) any businesses, Liabilities or Assets of, or the capital stock or other ownership interests in, T-Holdings, UCT Video, UAI and their respective Subsidiaries, other than the Assets purchased or transferred pursuant to Sections 2.01(f),
(g) and (h) and any Liabilities of T-Holdings, UCT Video, UAI and their respective Subsidiaries as of the Distribution Date. Notwithstanding the foregoing, when this Agreement refers to "a member of the AT&T Broadband Group" or similar language clearly referring to a Person, it means any one of the AT&T Broadband Entities.

     "AT&T Broadband Indemnitees" has the meaning set forth in Section 5.02.

     "AT&T Broadband Liabilities" means:

     (a) any Liabilities reflected on the AT&T Broadband Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the AT&T Broadband Balance Sheet;

     (b) any Liabilities that are expressly contemplated by this Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by AT&T Broadband or any other member of the AT&T Broadband Group, subject to discharge of such Liabilities subsequent to the date of the AT&T Broadband Balance Sheet, and all agreements, obligations and Liabilities of any member of the AT&T Broadband Group under this Agreement or any of the other Ancillary Agreements;


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     (c) any Liabilities of any AT&T Broadband Entity and any Liabilities as of
the Distribution Date of T-Holdings, UCT Video, UAI or any of their respective Subsidiaries;

     (d) any Liabilities relating to, arising out of or resulting from any AT&T Broadband Contract, excluding, for the avoidance of doubt, any Liabilities of any member of the AT&T Communications Group as a party (for the benefit of the AT&T Communications Group) under any At Home Contract;

     (e) any Liabilities incurred after the date of the AT&T Broadband Balance Sheet by any AT&T Broadband Entity;

     (f) except to the extent arising from any breach by any member of the AT&T Communications Group after the Distribution Date of any covenant or agreement entered into in connection with the separation, divestiture or termination of LMC and its Subsidiaries, or as otherwise expressly contemplated by any other Ancillary Agreement, any Liabilities to the extent arising out of, relating to or resulting from LMC and its Subsidiaries, any commercial or other agreements or arrangements primarily relating to the AT&T Broadband Group and involving LMC or any of its Subsidiaries or the ownership of any securities of any such entity;

     (g) (i) any Liabilities relating to, arising out of, or resulting from any Actions primarily related to, arising out of or resulting from the AT&T Broadband Business, including those listed or described on Schedule 1.23(g),
(ii) 50% of the excess of any Liability related to, arising out of or resulting from any Specified Matter (including any legal or other fees incurred as a result of, or with respect to, any Specified Matter) over any amount AT&T receives from AWS in respect thereof, (iii) 50% of any Liability related to, arising out of or resulting from any At Home Matter (including any legal or other fees incurred as a result of, or with respect to, any At Home Matter) and
(iv) 50% of any Liability related to, arising out of or resulting from the Separation or the Distribution or any proposed transaction involving AT&T Broadband following the Distribution (including any legal or other fees incurred as a result of, or with respect to, any such Liability and including any Liability AT&T may have under Section 910 of the NYBCL in connection with the Distribution) (the transactions specified in clause (iv), the "Specified Transactions");

     (h) any Liabilities, including any employee-related Liabilities and Environmental Liabilities, primarily relating to, arising out of or resulting from:

          (i) the AT&T Broadband Group, including the operation of the AT&T Broadband Business, as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

          (ii) the operation of any business conducted by any member of the AT&T Broadband Group at any time after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or

          (iii) any AT&T Broadband Assets (including any AT&T Broadband Contracts and any AT&T Broadband Real Property);

in any such case whether arising before, on or after the Distribution Date.

     (i) any of the monetizations set forth on Schedule 1.23(i);

     (j) any Liabilities listed or described on Schedule 1.23(j); and

     (k) any Liability arising from or relating to any terminated, divested or discontinued business (or the termination, divestiture or discontinuation thereof) of the AT&T Broadband Group.

In the event that any Liability is included in both the definition of "AT&T Broadband Liability" and "AT&T Communications Liability" then (i) if it is specifically referred to in a definition or schedule or otherwise (including in any of the Ancillary Agreements), it shall be treated in accordance with such specific reference and (ii) otherwise it shall be treated as an AT&T Broadband Liability or AT&T Communications Liability to the extent it relates to the AT&T Broadband Business or the AT&T Communications Business, respectively.

     "AT&T Broadband Material Adverse Effect" has the meaning set forth in the Merger Agreement.

     "AT&T Broadband Merger" has the meaning set forth in the Merger Agreement.

     "AT&T Broadband Real Property" means all right, title and interest in real property, wherever located, held in the name of AT&T Broadband or any AT&T Broadband Entity; provided that AT&T Broadband Real Property does not include rights, title or interests (whether fee, leasehold or otherwise) in any AT&T Communications Real Property.

     "AT&T Broadband Subsidiaries" means those entities set forth on Schedule
1.19 and their respective Subsidiaries but excluding T-Holdings, UCT Video and their respective Subsidiaries.

     "AT&T Broadband's Share" has the meaning set forth in Section 6.04(b).

     "AT&T Common Stock" means the common stock, par value $1.00 per share, of AT&T.

     "AT&T Communications Action" has the meaning set forth in Section 6.02(d).

     "AT&T Communications Assets" means:

     (a) any Assets reflected in the AT&T Communications Balance Sheet, unless disposed of to third parties after the date thereof (and, in the case of any such Assets disposed of after the date thereof, the proceeds from such disposal);

     (b) any Assets acquired after the date of the AT&T Communications Balance Sheet by AT&T or any of its Subsidiaries utilizing AT&T Communications Assets;

     (c) any AT&T Communications Contracts;

     (d) any capital stock or other ownership interests in any member of the AT&T Communications Group (other than AT&T) (unless disposed of after the date thereof);

     (e) AT&T's interest in Concert and American Ridge;

     (f) any AT&T Communications Real Property;

     (g) any Assets that are expressly contemplated by this Agreement or any other Ancillary Agreement (or any Schedule hereto or thereto) to be retained by or assigned to AT&T or any other member of the AT&T Communications Group;

     (h) (i) any governmental licenses, permits, franchises, approvals, certificates, consents and other governmental authorizations held in the name of AT&T or any of its Subsidiaries that are primarily related to the AT&T Communications Business and (ii) any intrastate telephony licenses, permits, franchises, approvals, certificates or other governmental authorizations that are used in the AT&T Communications Business (in the case of (i) or (ii), to the extent any of the foregoing would be required to be transferred pursuant hereto, such items will be AT&T Communications Assets only to the extent they are transferable upon receipt of any relevant Consent);

     (i) AT&T's shares of AWS;

     (j) any Assets listed or described on Schedule 1.28(j);

     (k) any Assets that as of the Distribution Date are Leased Assets (as defined in the Local Network Connectivity Services Agreement); and

     (l) any Assets that are not AT&T Broadband Assets specified in clauses (a) through (k) of the definition of AT&T Broadband Assets and that are used or held for use primarily in connection with the AT&T Communications Business (it being agreed that (i) any Assets owned by AT&T or any of its controlled Affiliates immediately prior to March 9, 1999 shall be deemed primarily used or held for use in connection with the AT&T Communications Business and (ii) Assets that were paid for, built or otherwise directly or indirectly acquired for consideration (as reflected in current and historic financial records, including subsidiary ledgers, journals and other financial books and records) by a Group shall be deemed to be primarily used or held for use by the Group that most recently so paid for or so built or acquired them).

AT&T Communications Assets shall not in any event include any Assets reflected on the AT&T Broadband Balance Sheet, except for those Assets specified in clauses (b), (d), (e), (f), (g), (i), (j) and (k) of the definition of AT&T Communications Assets.

Subject to the foregoing sentence, in the event that any Asset is included in both the definition of "AT&T Broadband Asset" and "AT&T Communications Asset" then (i) if it is specifically referred to in a definition or schedule or otherwise (including in any of the Ancillary Agreements), it shall be treated in accordance with such specific reference and (ii) otherwise it shall be treated as an AT&T Broadband Asset or AT&T Communications Asset based upon whether it is used or held for use primarily in connection with the AT&T Broadband Business or primarily in connection with the AT&T Communications Business; provided that for purposes hereof Assets that were paid for, built or otherwise directly or indirectly, acquired for consideration (as reflected in current and historic financial records, including subsidiary ledgers, journals and other financial books and records) by a Group shall be deemed to be primarily used or held for use by the Group that most recently so paid for or so built or acquired them.

     "AT&T Communications Balance Sheet" means the consolidated balance sheet dated as of December 31, 2000 included within the AT&T Communications Financial Statements.

     "AT&T Communications Business" means the business of the AT&T Communications Group.

     "AT&T Communications Contracts" means any contract or agreements to which AT&T or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any AT&T Broadband Contract, including (a) any contract or agreement listed on Schedule 1.31(a), (b) any rights and obligations of any member of the AT&T Communications Group as a party (for the benefit of the AT&T Communications Group) under any At Home Contract, (c) any letter of credit, surety bond, swap, foreign exchange or other instrument or contract not primarily relating to the AT&T Broadband Group, together with any letters of credit, surety bonds, swaps, foreign exchange or other such instruments or contracts that were entered into in connection with Indebtedness of the AT&T Communications Services Group, (d) any note, indenture, contract, agreement, mortgage or other instrument representing Indebtedness or other Liabilities that are in either such case AT&T Communications Liabilities, (e) any contract or agreement that is expressly contemplated pursuant to this Agreement or any of the other Ancillary Agreements to be assigned or transferred to or retained by AT&T or any other member of the AT&T Communications Group, (f) any guarantee, indemnity, representation, warranty or other Liability of any member of the AT&T Broadband Group in respect of any other AT&T Communications Contract, any AT&T Communications Liability or the AT&T Communications Business, and (g) any contract or agreement entered into in the name of, or expressly on behalf of, any member of the AT&T Communications Group (other than AT&T), except to the extent clearly relating to the AT&T Broadband Group. With respect to any contract or agreement that relates in material part to both the AT&T Broadband Group and the AT&T Communications Group, the parties will cooperate in good faith to apportion the rights and obligations thereunder to the AT&T Broadband Group and the AT&T Communications Group, and to treat such contract or agreement as an AT&T Broadband Contract to the extent relating to the AT&T Broadband Group and an AT&T Communications Contract to the extent relating to the AT&T Communications Group.

     "AT&T Communications Financial Statements" means the consolidated balance sheets, income statements, statements of cash flow and other financial statements of AT&T Communications as of and for the period ending December 31, 2000, attached hereto as Exhibit A.

     "AT&T Communications Group" means the direct or indirect interest of AT&T (either itself or through direct or indirect subsidiaries, or any of their predecessors or successors) in (a) all businesses (including terminated, divested or discontinued businesses and operations), Assets and Liabilities (contingent or otherwise), other than the AT&T Broadband Group, and (b) any terminated, divested or discontinued businesses not specified in the definition (or related schedules) of AT&T Broadband Group. Notwithstanding the foregoing, when this Agreement refers to "a member of the AT&T Communications Group" or similar language clearly referring to a Person, it means any one of AT&T or its Subsidiaries other than the AT&T Broadband Entities.

     "AT&T Communications Liabilities" means (without duplication):

     (a) any Liabilities reflected on the AT&T Communications Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the AT&T Communications Balance Sheet;

     (b) any Liabilities that are expressly contemplated by this Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by AT&T or any member of the AT&T Communications Group, subject to discharge of such Liabilities subsequent to the date of the AT&T Communications Balance Sheet, and all agreements, obligations and Liabilities of any member of the AT&T Communications Group under this Agreement or any of the other Ancillary Agreements;

     (c) any Liabilities of any member of the AT&T Communications Group (other than AT&T), excluding, for the avoidance of doubt, any Liabilities as of the Distribution Date of T-Holdings, UCT Video, UAI or any of their respective Subsidiaries and including, for the avoidance of doubt, any Liabilities of T-Holdings, UCT Video, UAI or any of their respective Subsidiaries arising after the Distribution Date;

     (d) any Liabilities relating to, arising out of or resulting from any AT&T Communications Contract, excluding, for the avoidance of doubt, any Liabilities under any At Home Contract except for Liabilities of any member of the AT&T Communications Group as a party (for the benefit of the AT&T Communications Group) under any At Home Contract;

     (e) any Liabilities incurred after the date of the AT&T Communications Balance Sheet by any member of the AT&T Communications Group;

     (f) any Liabilities relating to, arising out of or resulting from any Actions except (i) those primarily related to, arising out of or resulting from the AT&T Broadband Business (including those listed on Schedule 1.23(g)) or as expressly set forth herein, (ii) 50% of the excess of any Liability related to, arising out of or resulting from any Specified Matter (including any legal or other fees incurred as a result of, or with respect to, any Specified Matter) over any amount AT&T receives from AWS in respect thereof, (iii) 50% of any Liability related to, arising out of or resulting from any At Home Matter (including any legal or other fees incurred as a result of, or with respect to, any At Home Matter) and (iv) 50% of any Liability related to, arising out of or resulting from the Specified Transactions (including any legal or other fees incurred as a result of, or with respect to, any such Liability and including any Liability AT&T may have under Section 910 of the NYBCL in connection with the Distribution);

     (g) any Liabilities, including any employee-related Liabilities and Environmental Liabilities, primarily relating to, arising out of or resulting from:

          (i) the AT&T Communications Group, including the operation of the AT&T Communications Business, as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

          (ii) the operation of any business conducted by any member of the AT&T Communications Group at any time after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or

          (iii) any AT&T Communications Assets (including any AT&T Communications Contracts, any AT&T Communications Real Property and any Leased Assets (except with respect to any Liabilities of the lessees under the applicable leases));

in any such case whether arising before, on or after the Distribution Date;

     (h) any Liability arising from or relating to any terminated, divested or discontinued business (or the termination, divestiture or discontinuation thereof) of the AT&T Communications Group;

     (i) any Liability arising from any breach by any member of the AT&T Communications Group after the Distribution Date of any covenant or agreement entered into in connection with the separation, divestiture or termination of LMC and its Subsidiaries; and

     (j) any other direct or indirect Liabilities of AT&T or any of its Subsidiaries that do not otherwise constitute AT&T Broadband Liabilities.

     In the event that any Liability is included in both the definition of "AT&T Broadband Liability" and "AT&T Communications Liability" then (i) if it is specifically referred to in a definition or schedule or otherwise (including in any of the Ancillary Agreements), it shall be treated in accordance with such specific reference and (ii) otherwise it shall be treated as an AT&T Broadband Liability or AT&T Communications Liability to the extent it relates to the AT&T Broadband Business or the AT&T

Communications Business, respectively.

     "AT&T Communications Real Property" means all right, title and interest in real property, wherever located, of AT&T or any of its Subsidiaries (other than any AT&T Broadband Entity), including: (a) all land (the "Land") owned by AT&T or any of its Subsidiaries (other than any AT&T Broadband Entity), including all buildings, structures and other improvements now or hereafter located thereon (the "Owned Real Property"), (b) all real property leased, subleased or otherwise occupied by AT&T or any of its Subsidiaries (other than any AT&T Broadband Entity) (the "Leased Real Property" and together with the Owned Real Property, the "Real Property"), (c) all easements, licenses, permits, rights of way, reservations, privileges and other estates and rights of AT&T or any of its Subsidiaries (other than any AT&T Broadband Entity) either in gross or appurtenant pertaining to such Real Property or to any other real property, (d) all right, title and interest of AT&T or any of its Subsidiaries (other than any AT&T Broadband Entity) in and to all strips and gores, all alleys adjoining land, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land to the center line thereof, and all right, title and interest of AT&T or any of its Subsidiaries (other than any AT&T Broadband Entity) in and to any award made or to be made in lieu thereof and in and to any unpaid award for any taking by condemnation or any damages to the Owned Real Property by reason of any change of grade of any street, road or avenue, (e) all right, title and interest of AT&T or any of its Subsidiaries (other than any AT&T Broadband Entity) in and to the airspace above the Owned Real Property (and the rights to use such airspace) and any transferable development or similar rights appurtenant to the Owned Real Property by allocation under applicable laws, by zoning lot merger or otherwise and (f) all rights, licenses, easements, leases, indefeasible rights of use, title, attachment rights, authorizations and other rights pertaining to poles, conduits and cable held by AT&T or any of its Subsidiaries (other than any AT&T Broadband Entity).

     "AT&T Communications' Share" has the meaning set forth in Section 6.04(b).

     "AT&T Indemnitees" has the meaning set forth in Section 5.03.

     "AT&T Material Adverse Effect" means a material adverse effect on the financial condition, assets or results of operations of the AT&T Communications Group, taken as a whole, excluding any such effect resulting from or arising in connection with (i) changes or conditions generally affecting the industries in which the AT&T Communications Group operates, (ii) changes in general economic, regulatory or political conditions, or (iii) the announcement of this Agreement or of the transactions contemplated hereby.

     "AT&T Meeting" has the meaning set forth in Section 4.02(a).

     "AT&T Subsidiary Preferred Stock" has the meaning set forth in the Merger Agreement.

     "At Home" means At Home Corporation, a Delaware corporation and/or its bankruptcy estate, as applicable.

     "At Home Contracts" means any contracts or agreements between At Home or any of its Subsidiaries, on the one hand, and any member of the AT&T Communications Group (for the benefit of the AT&T Communications Group), on the other hand.

     "At Home Matters" means (i) the currently pending lawsuits styled Linda Ward, Brian Lewis and Donnie Doby, Jr. v. At Home Corporation, et al. (Case No. 418233, Superior Court of California, San Mateo County), and In re: At Home Corporation Stockholders' Litigation (Master File No. 413094, Superior Court of California, San Mateo County), and any other shareholder claims or lawsuits or claims or lawsuits by At Home alleging any breach of fiduciary or contractual duties by AT&T or any of its Affiliates relating to At Home or its Subsidiaries prior to the Effective Time, including any such claim or lawsuit against any officers, directors or employees of AT&T or any of its Subsidiaries whether in their capacity as a director, officer or employee of At Home or its Subsidiaries or otherwise, and (ii) any claims or lawsuits by At Home, creditors of At Home or its Subsidiaries, either previously or subsequently filed, concerning activities prior to the Effective Time, including any lawsuit or claim asserting that AT&T or any of its Subsidiaries (other than At Home or its Subsidiaries) breached contractual or fiduciary obligations to At Home or its Subsidiaries, received a fraudulent conveyance from At Home or its Subsidiaries, or is liable for any Liability of At Home or any of its Subsidiaries, and including any such claim or lawsuit against any officers, directors or employees of AT&T or any of its Subsidiaries whether in their capacity as a director, officer or employee of At Home or its Subsidiaries or otherwise.

     "AWS" means AT&T Wireless Services, Inc., a Delaware corporation.

     "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Comcast" means Comcast Corporation, a Pennsylvania corporation.

     "Commission" means the Securities and Exchange Commission.

     "Communications Subsidiary Preferred Stock Exchange" has the meaning set forth in Section 4.01(e).

     "Concert" means Concert B.V.

     "Consents" means any consents, waivers or approvals from, or notification requirements to, any third parties, other than Governmental Approvals.

     "CPR" means the Center for Public Resources.

     "Corporate Name Agreement" means the Corporate Name Agreement by and between AT&T and AT&T Comcast Corporation, in the form attached hereto as Exhibit B, as amended from time to time.

     "Delayed Transfer Assets" means any Assets that this Agreement or any other Ancillary Agreement provides or contemplates are to be transferred after the Distribution Date, including Assets that require a Consent or Governmental Approval to transfer, which Consent or Governmental Approval is not obtained on or prior to the Distribution Date.

     "Delayed Transfer Liabilities" means any Liabilities that are expressly provided in this Agreement to be assumed after the Distribution Date upon the removal of legal impediments or the receipt of Consents or Governmental Approvals necessary for the transfer of such Liabilities.

     "Dispute Date" has the meaning set forth in Section 6.03(c).

     "Distribution" means the distribution by AT&T to the holders of AT&T Common Stock and, if the QUIPS Exchange is completed, to the holders of the QUIPS of all of the outstanding shares of AT&T Broadband Common Stock on the Distribution Date in accordance with Article 4.

     "Distribution Date" means the date on which the Distribution occurs.

     "Distribution Registration Statement" has the meaning set forth in Section 4.02(b).

     "Effective Time" has the meaning set forth in the Merger Agreement.

     "Employee Benefits Agreement" means the Employee Benefits Agreement by and between AT&T and AT&T Broadband, in the form attached hereto as Exhibit C, as amended from time to time.

     "Environmental Law" has the meaning set forth in the Merger Agreement.

     "Environmental Liabilities" means all Liabilities relating to, arising out of or resulting from any Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses (including allocated costs of in-house counsel and other personnel), interest, fines, penalties or other monetary sanctions in connection therewith.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "Exchange Agreement" has the meaning set forth in the Merger Agreement.

     "GAAP" has the meaning set forth in the Merger Agreement.

     "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

     "Governmental Authority" has the meaning set forth in the Merger
Agreement.

     "Group" means the AT&T Broadband Group or the AT&T Communications Group, as the context requires.

     "Indebtedness" means, with respect to any Person, (a) any obligation of such Person (i) for borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, or (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP; (b) any guarantee (or keepwell agreement) by such Person of any indebtedness of others described in the preceding clause (a); and (c) all obligations to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument. For purposes of clarification, (x) Indebtedness includes, without duplication, obligations (or guarantees of obligations) related to preferred securities issued by a wholly owned trust Subsidiary and (y) Indebtedness (in the case of AT&T Broadband, any AT&T Broadband Entity or any member of the AT&T Broadband Group) includes the monetizations set forth on Schedule 1.23(i).

     "Indemnifying Party" has the meaning set forth in Section 5.04(a).

     "Indemnitee" has the meaning set forth in Section 5.04(a).

     "Indemnity Payment" has the meaning set forth in Section 5.04(a).

     "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

     "Insurance Policies" means the insurance policies written by insurance carriers other than American Ridge or Western Range under which, prior to the Distribution Date, AT&T and/or AT&T Broadband or one or more of their Subsidiaries or Affiliates (or their respective officers or directors) are insured parties, excluding insurance policies funding Benefit Plans (as defined in the Employee Benefits Agreement) (which are addressed in the Employee Benefits Agreement).

     "Insurance Proceeds" means those monies:

     (a) received by an insured from an insurance carrier other than American Ridge or Western Range; or

     (b) paid by an insurance carrier other than American Ridge or Western Range on behalf of an insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses (including allocated costs of in-house counsel and other personnel) incurred in the collection thereof.

     "Intellectual Property Agreement" means the Intellectual Property Agreement by and between AT&T and AT&T Broadband, in the form attached hereto as Exhibit D, as amended from time to time.

     "IRS" means the U.S. Internal Revenue Service.

     "Issuing Party" has the meaning set forth in Section 6.02(c).

     "Liabilities" means any and all losses, claims, charges, debts, demands, Actions, damages, obligations, payments, costs and expenses, bonds, indemnities and similar obligations, covenants, controversies, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any other Ancillary Agreement (other than the Tax Sharing Agreement) or incurred by a party hereto or thereto in connection with enforcing its rights to indemnification hereunder or thereunder, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person; provided, however, that Liabilities shall not include any liabilities for (i) Taxes based on, measured by or calculated with respect to net income or profits or (ii) Non-Income Taxes covered by Section 3.6 of the Tax Sharing Agreement.

     "LMC" means Liberty Media Corporation, a Delaware corporation.

     "Local Network Connectivity Services Agreement" means the Local Network Connectivity Services Agreement dated as of January 1, 2001, as amended, between AT&T and AT&T Broadband, LLC, a Delaware limited liability company.

     "Mergers" has the definition set forth in the Merger Agreement.

     "Merger Agreement" means the Agreement and Plan of Merger dated as of December 19, 2001 by and among AT&T, Comcast and the other parties referred to therein.

     "Microsoft" has the meaning set forth in the Recitals.

     "Microsoft QUIPS Claim" has the meaning set forth in Section 5.02(e).

     "New AT&T Subsidiary Preferred Stock" has the meaning set forth in the Merger Agreement.

     "Non-Income Taxes" has the meaning set forth in the Tax Sharing Agreement.

     "Notified Action" has the meaning set forth in Section 6.02(c).

     "NYBCL" means the Business Corporation Law of the State of New York.

     "Other Party" has the meaning set forth in Section 6.02(c).

     "Parent Common Stock" has the meaning set forth in the Merger Agreement.

     "Patent Assignment" means the Patent Assignment by and between AT&T and AT&T Broadband, LLC, a Delaware limited liability company, in the form attached hereto as Exhibit F, as amended from time to time.

     "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

     "Primary Commercial Agreements" has the meaning set forth in the definition of Ancillary Agreements.

     "Primary Indemnity Claim" has the meaning set forth in Section 6.04(b).

     "Primary Transaction Agreements" has the meaning set forth in the definition of Ancillary Agreements.

     "Prime Rate" means the rate that The Bank of New York (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

     "Proposed Acquisition Transaction" has the meaning set forth in Section 6.02(b).

     "Proxy Statement" has the meaning set forth in Section 4.02(a).

     "QUIPS" has the meaning set forth in the Merger Agreement.

     "QUIPS Exchange" has the meaning set forth in the Merger Agreement.

     "QUIPS Fair Market Value" has the meaning set forth in the Merger
Agreement.

     "QUIPS Transfer" has the meaning set forth in the Merger Agreement.

     "Real Property Instruments" has the meaning set forth in Section 2.05(a).

     "Record Date" means the close of business on such date as is mutually agreed upon by the parties.

     "Registration Statement Claim" has the meaning set forth in Section
5.02(d).

     "Registration Statements" means the Distribution Registration Statement and all other filings by AT&T, AT&T Broadband or any of their respective Affiliates with the Commission or any comparable state or foreign body made in connection with the transactions contemplated by this Agreement or any other Ancillary Agreement.

     "Representation Letter" means the representation letter and any other materials (including the ruling request and the related supplemental submissions to the IRS) delivered or deliverable by AT&T and others in connection with the rendering by tax counsel and the issuance by the IRS of the Tax Opinions/ Rulings that shall be in form and substance reasonably satisfactory to AT&T and AT&T Broadband.

     "Restructuring Transaction" has the meaning set forth in Section 2.01(h).

     "Scheduled Debt" has the meaning set forth in Section 3.01.

     "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "Security Interest" means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

     "Separation" means the transfer of the AT&T Broadband Assets to AT&T Broadband and the assumption by AT&T Broadband of the AT&T Broadband Liabilities, all as more fully described in this Agreement and the other Ancillary Agreements.

     "Separation-Related Agreement" means any agreement entered into by any of the parties to this Agreement or any Affiliate or Subsidiary of any of the parties to this Agreement in connection with the Separation.

     "Separation Transactions" has the meaning set forth in the Separation and Distribution Agreement dated as of June 4, 2001 by and between AT&T and AWS.

     "Specified Matter" has the meaning set forth in the Separation and Distribution Agreement, dated as of June 4, 2001, by and between AT&T and AWS.

     "Specified Transactions" has the meaning set forth in clause (g) of the definition of AT&T Broadband Liabilities.

     "Spin-Off Disqualification" means (a) the Separation and Distribution failing to qualify under the provisions of Sections 355, 361(c) and 368(a)(1)(D) of the Code, or (b) the shares of AT&T Broadband failing to qualify as "qualified property" for purposes of Section 355(c)(2) or 361(c) of the Code by reason of Section 355(e) of the Code.

     "Split-Off" has the meaning set forth in the Ninth Supplement to the Inter-Group Agreement dated as of June 14, 2001 by and among AT&T and the Liberty Media Parties (as defined therein).

     "Subsequent Tax Opinion/Ruling" has the meaning set forth in Section
6.02(c).

     "Subsidiary" has the meaning set forth in the Merger Agreement.

     "Subsidiary Preferred Stock Exchange" has the meaning set forth in Section 4.01(d).

     "Tax Opinions/Rulings" has the meaning set forth in Section 6.02(b).

     "Tax Related Losses" has the meaning set forth in Section 6.02(d).

     "Tax Sharing Agreement" means the Tax Sharing Agreement by and between AT&T and AT&T Broadband, in the form attached hereto as Exhibit G, as amended from time to time.

     "Taxes" has the meaning set forth in the Tax Sharing Agreement.

     "Third Party Claim" has the meaning set forth in Section 5.05(a).

     "Third Party Tax Claim" has the meaning set forth in Section 6.03(a).

     "T-Holdings" means AT&T Broadband T-Holdings, Inc. (f/k/a TCI Telephony Holdings, Inc.), a Delaware corporation.

     "TOPRS" has the meaning set forth in the Merger Agreement.

     "Trademark and Service Mark Agreement" means the Trademark and Service Mark Agreement by and among AT&T, AT&T Broadband, LLC, a Delaware limited liability company, and MediaOne Group, Inc., a Delaware corporation, in the form attached hereto as Exhibit H, as amended from time to time.

     "Transaction Disqualification" has the meaning set forth in Section
6.04(a).

     "TWE Option" has the meaning set forth in the Merger Agreement.

     "UAI" means United Artists Investments, Inc., a Colorado corporation.

     "UCT Video" means UCT Video, Inc., a Colorado corporation.

     "Underpayment Rate" has the meaning set forth in Section 6.03(c).

     "Western Range" means Western Range Insurance Company, a Vermont corporation.

                                   ARTICLE 2

                                 THE SEPARATION

     SECTION 2.01. Transfer of Assets and Assumption of Liabilities. (a) Subject to Section 4.03, on or prior to the Distribution Date, AT&T will assign, transfer, convey and deliver to AT&T Broadband, and agrees to cause its applicable Subsidiaries to assign, transfer, convey and deliver to AT&T Broadband, and AT&T Broadband will accept from AT&T and its applicable Subsidiaries, all of AT&T's and its applicable Subsidiaries' respective right, title and interest in all AT&T Broadband Assets, other than the AT&T Broadband Assets constituting Delayed Transfer Assets.

     (b) Subject to Section 4.03, on or prior to the Distribution Date, AT&T Broadband will assume and agree faithfully to perform and fulfill all the AT&T Broadband Liabilities that are not already Liabilities of an AT&T Broadband Subsidiary, other than the AT&T Broadband Liabilities constituting Delayed Transfer Liabilities, in accordance with their respective terms. AT&T Broadband shall be responsible for all AT&T Broadband Liabilities that are not already Liabilities of an AT&T Broadband Subsidiary, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or subsequent to the date hereof, regardless of where or against whom such Liabilities are asserted or determined (including any AT&T Broadband Liabilities arising out of claims made by AT&T's, or AT&T Broadband's, respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the AT&T Broadband Group or the AT&T Communications Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the AT&T Broadband Group or the AT&T Communications Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates. For the avoidance of doubt, but subject to
Section 5.03 including the indemnification obligations thereunder with respect to Liabilities described in clause (g) of the definition of AT&T Broadband Liabilities, AT&T Broadband is not itself agreeing to assume any Liabilities of At Home or its Subsidiaries.

     (c) Subject to Section 4.03, on or prior to the Distribution Date, AT&T will assume and agree faithfully to perform and fulfill all the AT&T Communications Liabilities that are not already Liabilities of AT&T or any of its Subsidiaries (other than any AT&T Broadband Entity) in accordance with their respective terms. AT&T shall be responsible for all AT&T Communications Liabilities that are not already Liabilities of an AT&T Subsidiary (other than any AT&T Broadband Entity), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or subsequent to the date hereof, regardless of where or against whom such Liabilities are asserted or determined (including any AT&T Communications Liabilities arising out of claims made by AT&T's, or AT&T Broadband's, respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the AT&T Broadband Group or the AT&T Communications Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the AT&T Broadband Group or the AT&T Communications Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

     (d) Each of the parties hereto agrees that the Delayed Transfer Assets will be assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities will be assumed, in accordance with the terms of the agreements that provide for such assignment, transfer, conveyance and delivery, or such assumption, after the date of this Agreement.

     (e) In the event that at any time or from time to time (whether prior to or after the Distribution Date) any party hereto (or any member of such party's respective Group) shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any other Ancillary Agreement, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

     (f) Prior to the transactions described in Sections 2.01(a)-(c), (i) AT&T shall cause T-Holdings to distribute to AT&T Broadband LLC the receivable held by T-Holdings or the applicable T-Holdings Subsidiary under a Promissory Note dated June 26, 2001, in the original principal amount of $211,732,820.11 made by AT&T Broadband Holdings, Inc., and AT&T Broadband LLC shall contribute such receivable to AT&T Broadband Holdings, Inc., (ii) AT&T shall contribute $6,110,360 million in cash to AT&T Broadband, (iii) AT&T shall cause T-Holdings and its Subsidiaries to sell all of their respective Assets that are used or held for use primarily in the AT&T Broadband Business (disregarding clause (y) of the proviso included in the definition of AT&T Broadband Group) (other than, for the avoidance of doubt, any equity interests of any T-Holdings Subsidiary and any shares of AT&T Subsidiary Preferred Stock or New AT&T Subsidiary Preferred Stock) to AT&T Broadband for $6,110,360 million in cash and (iv) AT&T Broadband shall purchase from T-Holdings and its Subsidiaries for $6,110,360 million in cash all of such Assets. Prior to the time that AT&T Broadband LLC becomes a Subsidiary of AT&T Broadband and the sale and purchase of Assets contemplated by clauses (iii) and (iv) of the preceding sentence, AT&T shall cause AT&T Broadband LLC to distribute all of the outstanding shares of T-Holdings to AT&T.

     (g) Prior to the transactions described in Sections 2.01(a)-(c), (i) AT&T shall cause UCT Video and its Subsidiaries to transfer to AT&T Broadband the Assets (if any) held by UCT Video and its Subsidiaries that are used or held for use primarily in the AT&T Broadband Business (disregarding clause (y) of the proviso included in the definition of AT&T Broadband Group) (other than, for the avoidance of doubt, any equity interests of any UCT Video Subsidiary and any shares of AT&T Subsidiary Preferred Stock or New AT&T Subsidiary Preferred Stock) and (ii) AT&T Broadband shall accept such Assets from UCT Video and its Subsidiaries. Prior to the time that AT&T Broadband LLC becomes a Subsidiary of AT&T Broadband, AT&T shall cause AT&T Broadband LLC to distribute all of the outstanding shares of UCT Video to AT&T.

     (h) Prior to the transactions described in Sections 2.01(a)-(c), (i) AT&T shall cause UAI and its Subsidiaries to transfer to AT&T Broadband the Assets (if any) held by UAI and its Subsidiaries that are used or held for use primarily in the AT&T Broadband Business (disregarding clause (y) of the proviso included in the definition of AT&T Broadband Group) (other than, for the avoidance of doubt, any equity interests of any UAI Subsidiary and any shares of AT&T Subsidiary Preferred Stock or New AT&T Subsidiary Preferred Stock) and (ii) AT&T Broadband shall accept such Assets from UAI and its Subsidiaries. Prior to the time that AT&T Broadband LLC becomes a Subsidiary of AT&T Broadband, AT&T shall cause AT&T Broadband LLC to distribute all of the outstanding shares of UAI to AT&T.

     (i) The provisions of this Section 2.01 and the definition of AT&T Broadband Asset do not apply to any intellectual property, including any Software, Proprietary Information, Materials (as such terms are defined in the Intellectual Property Agreement), copyrights, inventions, patents, patent applications, trade secrets and other technology to the extent it is allocated in the Intellectual Property Agreement, except for transfers made pursuant to the Patent Assignment.

     (j) Anything in this Agreement to the contrary notwithstanding, if either AT&T or Comcast reasonably believes that the amount of income that would otherwise be required to be recognized under Treasury Regulations Section 1.1502-13 or 1.1502-19 by reason of the Distribution may be reduced or eliminated as a result of one or more restructuring transactions consummated prior to the Distribution, then the parties shall negotiate in good faith to reach agreement regarding such restructuring transaction. Notwithstanding anything in the preceding sentence, AT&T shall be permitted to effect, at its own expense, any restructuring transaction under this paragraph; provided that
(i) Comcast shall be afforded reasonable notice and opportunity to comment upon plans to effect any such transaction, and (ii) such transaction shall not result in the failure of any AT&T Broadband Asset that was intended under this Agreement to be transferred to or held by any member of the AT&T Broadband Group to be so transferred or held, unless (A) such asset consists of the capital stock or other ownership interest in an AT&T Broadband Subsidiary the assets of which will be transferred, on or prior to the Distribution Date, to another member of the AT&T Broadband Group or (B) Comcast consents to such transaction, such consent not to be unreasonably withheld; provided, further, that AT&T shall indemnify Comcast for any increased Tax liability or other costs to Comcast or any AT&T Broadband Entity resulting from such transactions. Comcast agrees to reasonably cooperate with AT&T in connection with transactions described in this paragraph (j).

     (k) Neither the making nor the acceptance of any Separation Related Agreement nor any provisions in any Separation Related Agreement shall enlarge, restrict or otherwise modify the provisions of this Agreement or the rights and obligations of the parties hereunder or constitute a waiver or release by any of the parties to this Agreement of any liabilities, duties or obligations imposed upon any party by the provisions of this Agreement and any Separation Related Agreement, the provisions of this Agreement shall govern and control, notwithstanding anything to the contrary in any Separation Related Agreement except to the extent the context clearly requires otherwise.

     SECTION 2.02. Disclaimer of Representations and Warranties. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY OTHER ANCILLARY AGREEMENT OR REAL PROPERTY INSTRUMENT OR IN THE MERGER AGREEMENT, (A) NONE OF AT&T, AT&T BROADBAND OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE ASSETS, BUSINESSES OR LIABILITIES OF AT&T, AT&T BROADBAND, THE AT&T COMMUNICATIONS GROUP OR THE AT&T BROADBAND GROUP; (B) ALL OF THE ASSETS TO BE RETAINED OR TRANSFERRED OR THE LIABILITIES TO BE RETAINED, ASSUMED OR TRANSFERRED IN ACCORDANCE WITH THIS AGREEMENT SHALL BE TRANSFERRED OR ASSUMED ON AN "AS IS, WHERE IS BASIS," AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED, AND (C) NONE OF AT&T, AT&T BROADBAND OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE SEPARATION, THE DISTRIBUTION OR THE MERGER OR THE ENTERING INTO OF THIS AGREEMENT OR THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY HERETO AGREES AND ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT SHALL NOT SURVIVE THE EFFECTIVE TIME. AT&T UNDERSTANDS AND AGREES THAT NO AT&T BROADBAND ENTITY SHALL HAVE ANY LIABILITY TO AT&T OR ANY OTHER PERSON FOR MONETARY DAMAGES FOR ANY BREACH BY SUCH AT&T BROADBAND ENTITY PRIOR TO THE EFFECTIVE TIME OF THIS AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT OR REAL PROPERTY INSTRUMENT.

     SECTION 2.03. Other Ancillary Agreements. On or prior to the Distribution Date, each of AT&T and AT&T Broadband will execute and deliver or cause to be executed and delivered all Ancillary Agreements to which it or any of its Subsidiaries is a party. At the request of Comcast or AT&T, on or prior to the Distribution Date, AT&T and AT&T Broadband will execute and deliver the Interim Services and Systems Replication Agreement, in the form attached hereto as Exhibit E. Pursuant to the terms of such agreement, AT&T or AT&T Broadband, as the case may be, will provide to AT&T Broadband or AT&T, as the case may be, such mutually agreed services as may be set forth on the schedules to such Agreement, such schedules to be on terms mutually agreed between Comcast and AT&T. If AT&T and AT&T Broadband enter into such agreement, such agreement will be considered an

Ancillary Agreement. Except to the extent set forth therein, Article 11 of this Agreement shall apply to any Ancillary Agreement (other than the Tax Sharing Agreement).

     SECTION 2.04. Termination of Agreements. (a) Except as set forth in
Section 2.04(b), effective as of the Distribution Date, AT&T for itself and each member of the AT&T Communications Group, on the one hand, and AT&T Broadband for itself and each member of the AT&T Broadband Group, on the other hand, hereby terminates any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among AT&T and/or any member of the AT&T Communications Group, on the one hand, and AT&T Broadband and/or any member of the AT&T Broadband Group, on the other hand, effective as of the Distribution Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing, including having other members of their respective Groups execute such additional instruments, if any, as shall be necessary to effect the foregoing.

     (b) The provisions of Section 2.04(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

          (i) (A) this Agreement, the other Primary Transaction Agreements, the Support Agreement, the Exchange Agreement, the Interim Services and Systems Replication Agreement dated as of the Closing Date, the Omnibus Amendment Agreement to Intercompany Telecommunications Agreements dated as of the Closing Date, and any agreement to which Parent, Comcast or any Subsidiary of Comcast is a party, (B) each other agreement or instrument expressly contemplated by any of the agreements set forth in clause (A) to be entered into by the parties hereto or any of the members of their respective Groups; provided that all of the material terms of such other agreement or instrument are set forth in the relevant agreement set forth in clause (A), and (C) any other agreement or instrument approved by or on behalf of Comcast and entered into in connection with any of the agreements set forth in clause (A);

          (ii) any agreement, arrangement, commitment or understanding listed on Schedule 2.04(b)(ii);

          (iii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.04(b)(iii) to which any Person other than the parties hereto and their respective wholly owned Affiliates is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute AT&T Broadband Assets or AT&T Broadband Liabilities, they shall be assigned pursuant to Section 2.01);

          (iv) any intercompany accounts payable or accounts receivable arising in the ordinary course of business and accrued as of the Distribution Date that are reflected in the books and records of the parties or otherwise documented in writing in accordance with past practices (regardless of whether such intercompany accounts payable or accounts receivable accrued under an agreement, arrangement, commitment or understanding that terminated pursuant to Section 2.04(a)); provided that, subject to Section 3.02, AT&T or AT&T Broadband, as the case may be, will pay or cause to be paid such intercompany accounts payable promptly when due;

          (v) except as otherwise provided in the Tax Sharing Agreement, any written Tax sharing or Tax allocation agreements to which any member of any Group is a party;

          (vi) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.04(b)(vi) to which any non-wholly owned Subsidiary or Affiliate of AT&T or AT&T Broadband, as the case may be, is a party (it being understood that directors' qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and

          (vii) any other agreements, arrangements, commitments or understandings that any of the agreements listed in clause (i) or (ii) expressly contemplates will survive the Distribution Date.

     SECTION 2.05. Documents Relating to Transfer of Real Property Interests and Tangible Property Located Thereon. (a) To the extent necessary, in furtherance of the assignment, transfer and conveyance of AT&T Communications Real Property and the assumption of the related AT&T Communications Liabilities pursuant to Section 2.01(a) and 2.01(b), on or prior to the Distribution Date each of AT&T and AT&T Broadband, or their applicable Subsidiaries, will execute and deliver such deeds, lease assignments and assumptions, leases, subleases and sub-subleases as may be necessary to effect the transactions contemplated by this Agreement, including this Section 2.05 (collectively, the "Real Property Instruments"). Real Property Instruments will be on mutually acceptable terms.

     (b) Except as otherwise expressly provided in this Agreement or any other Ancillary Agreement and except for AT&T Broadband Assets, all leasehold improvements, fixtures, furniture, office equipment, servers, private branch exchanges, artwork and other tangible property (other than equipment subject to capital or operating equipment leases, which will be transferred or retained based on whether the associated capital or operating equipment lease is or is not an AT&T Broadband Contract or as otherwise provided herein) located as of the date hereof on any AT&T Communications Real Property shall be transferred to a member of the AT&T Communications Group.

     (c) Schedule 2.05(c) sets forth a list of AT&T Communications Real Property currently used in connection with both the AT&T Communications Business and the AT&T Broadband Business and that following the Distribution Date will be leased or subleased by members of the AT&T Communications Group to members of the AT&T Broadband Group, on terms and for the transition period reflected in Schedule 2.05(c).

     (d) Schedule 2.05(d) sets forth a list of AT&T Broadband Real Property currently used in connection with both the AT&T Communications Business and the AT&T Broadband Business and that following the Distribution Date will be leased or subleased by AT&T Broadband or any of the AT&T Broadband Entities to members of the AT&T Communications Group, on terms and for the transition period reflected in Schedule 2.05(d).

     SECTION 2.06. Documents Relating to Other Transfers of Assets and Assumption of Liabilities. In furtherance of the assignment, transfer and conveyance of AT&T Broadband Assets and the assumption of AT&T Broadband Liabilities pursuant to Sections 2.01(a) and 2.01(b), on or prior to the Distribution Date, (a) AT&T shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of AT&T's and its Subsidiaries' right, title and interest in and to the AT&T Broadband Assets to AT&T Broadband and (b) AT&T Broadband shall execute and deliver, to AT&T and its respective Subsidiaries such bills of sale, stock powers, certificates of title, assumptions of contracts and other instruments of assumption, as and to the extent necessary to evidence the valid and effective assumption by AT&T Broadband of the AT&T Broadband Liabilities that are not already Liabilities of an AT&T Broadband Entity; provided that any instruments executed and delivered pursuant to this Section 2.06 shall be in form and substance reasonably satisfactory to Comcast.

     SECTION 2.07. Governmental Approvals and Consents. (a) If and to the extent that the valid, complete and perfected transfer or assignment to AT&T Broadband of any AT&T Broadband Assets (or from the AT&T Broadband Group of any AT&T Communications Assets held by any member of such Group) would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation or the Distribution, then the transfer or assignment to or from the AT&T Communications Group, as the case may be, of such AT&T Broadband Assets or AT&T Communications Assets, respectively, shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, any such Transferred Asset shall be deemed an Asset of the transferee AT&T Communications Group or the AT&T Broadband Group, as applicable, for purposes of determining whether any Liability is a Liability of the AT&T Communications Group or the AT&T Broadband Group.

     (b) If the transfer or assignment of any Asset intended to be transferred or assigned hereunder is not consummated prior to or at the Distribution Date, whether as a result of the provisions of Section 2.07(a) or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such AT&T Broadband Asset (or such AT&T Communications Asset, as the case may be), including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset, are to inure from and after the Distribution Date to the AT&T Broadband Group (or the AT&T Communications Group, as the case may be). To the extent permitted by law and to the extent otherwise permissible in light of any required Consent and/or Governmental Approval, the AT&T Broadband Group shall be entitled to, and shall be responsible for, the management of any AT&T Broadband Asset not yet transferred to it as a result of this Section 2.07(b) and the parties agree to use reasonable commercial efforts to cooperate and coordinate with respect thereto.

     (c) If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to Section 2.07(a), are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement and/or the other applicable Ancillary Agreement.

     (d) The Person retaining an Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

     SECTION 2.08. Novation of AT&T Broadband Liabilities. (a) Each of AT&T and AT&T Broadband, at the reasonable written request of the other, shall use its reasonable commercial efforts to obtain, or to cause to be obtained, any release, consent, substitution, approval or amendment required to novate and assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute AT&T Broadband Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the AT&T Broadband Group, so that, in any such case, the members of the AT&T Broadband Group will be solely responsible for such Liabilities; provided, however, that none of AT&T, AT&T Broadband or any of their respective Subsidiaries shall be obligated to pay any consideration or surrender, release or modify any rights or remedies therefor to any third party from whom such releases, consents, approvals, substitutions and amendments are requested except as specifically set forth in the Merger Agreement or elsewhere in this Agreement.

     (b) If AT&T or AT&T Broadband is unable to obtain, or to cause to be obtained, any such required release, consent, substitution, approval or amendment, the applicable member of the AT&T Communications Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof, AT&T Broadband shall, as agent or subcontractor for such member of the AT&T Communications Group, pay, perform and discharge fully all the obligations or other Liabilities of such member of the AT&T Communications Group thereunder from and after the date hereof. AT&T Broadband shall indemnify each AT&T Indemnitee and hold it harmless against any Liabilities arising in connection therewith. AT&T shall cause each member of the AT&T Communications Group, without further consideration, to pay and remit, or cause to be paid or remitted, to AT&T Broadband or the applicable member of the AT&T Broadband Group promptly all money, rights and other consideration received by it or any member of the AT&T Communications Group in respect of such performance. If and when any such release, consent, substitution, approval or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, AT&T shall promptly assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights, obligations or other Liabilities of any member of the AT&T Communications Group to AT&T Broadband or to another member of the AT&T Broadband Group without payment of further consideration and AT&T Broadband, without the payment of any further consideration, shall, or shall cause such other member of the AT&T Broadband Group to, assume such rights and obligations. Notwithstanding the foregoing, unless AT&T shall so elect, AT&T Broadband shall assume all Liabilities of any nature whatsoever that would constitute AT&T Broadband Liabilities as of the Distribution Date, except for Liabilities of another member of the AT&T Broadband Group.

     SECTION 2.09. Novation of AT&T Communications Liabilities. (a) Each of AT&T and AT&T Broadband, at the reasonable written request of the other, shall use its reasonable commercial efforts to obtain, or to cause to be obtained, any release, consent, substitution, approval or amendment required to novate and assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute AT&T Communications Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the AT&T Communications Group, so that, in any such case, the members of the AT&T Communications Group will be solely responsible for such Liabilities; provided, however, that none of AT&T, AT&T Broadband or any of their respective Subsidiaries shall be obligated to pay any consideration or surrender, release or modify any rights or remedies therefor to any third party from whom such releases, consents, approvals, substitutions and amendments are requested except as specifically set forth in the Merger Agreement or elsewhere in this Agreement.

     (b) If AT&T or AT&T Broadband is unable to obtain, or to cause to be obtained, any such required release, consent, approval, substitution or amendment, the applicable member of the AT&T Broadband Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof, AT&T shall, as agent or subcontractor for such member of the AT&T Broadband Group, pay, perform and discharge fully all the obligations or other Liabilities of such member of the AT&T Broadband Group thereunder from and after the date hereof. AT&T shall indemnify each AT&T Broadband Indemnitee and hold each of them harmless against any Liabilities arising in connection therewith. AT&T Broadband shall cause each member of the AT&T Broadband Group, without further consideration, to pay and remit, or cause to be paid or remitted, to AT&T or the applicable member of the AT&T Communications Group promptly all money, rights and other consideration received by it or any member of the AT&T Broadband Group in respect of such performance. If and when any such release, consent, substitution approval or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, AT&T Broadband shall promptly assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights, obligations or other Liabilities of any member of the AT&T Broadband Group to AT&T or to another member of the AT&T Communications Group without payment of further consideration and AT&T, without the payment of any further consideration, shall, or shall cause such other member of the AT&T Communications Group to, assume such rights and obligations. Notwithstanding the foregoing, unless AT&T Broadband shall so elect, AT&T shall assume all Liabilities of any nature whatsoever that would constitute AT&T Communications Liabilities as of the Distribution Date, except for Liabilities of another member of the AT&T Communications Group.

     SECTION 2.10. Joint Purchasing Arrangements. (a) In the case of existing purchasing agreements that prior to the Distribution Date provide the AT&T Broadband Group and the AT&T Communications Group with volume discounts, subject to applicable law, the parties agree to use their respective reasonable best efforts so that, to the extent permitted under the terms of such existing agreements, after the Distribution Date, each Group shall continue to be able to make purchases and obtain the benefits of the volume discounts. In the case of any other such contracts, subject to applicable law, the parties will cooperate reasonably in seeking modifications to such contracts or alternative or substitute arrangements so that, to the extent practicable after the Distribution Date, each Group shall continue to be able to make purchases and obtain the benefits of the volume discounts. Notwithstanding the foregoing, but subject to the terms of any AT&T Broadband Contract or AT&T Communications Contract, none of AT&T, AT&T Broadband or their respective Subsidiaries shall be required to commit to any additional purchases or other obligations, make any payments or waive any rights in order to effect the foregoing. Each party hereby agrees to indemnify and hold harmless the other party, and if applicable, the other party's Subsidiaries, with respect to any losses or claims arising from such first party's, or such first party's Subsidiaries', own purchases, commitments or other obligations under any such contracts.

     (b) Until December 31, 2003, subject to applicable law, the parties will use reasonable commercial efforts to cooperate with each other and, as applicable, with each other's Subsidiaries, to coordinate and combine their purchases in cases where they purchase common supplies or use the same supplier, in each case to the extent permitted by law from time to time. It is the intent of the parties that this coordination and cooperation will be focused on achieving more favorable pricing and terms for such supplies and from such suppliers by aggregating the combined purchases of the parties and their Subsidiaries. Notwithstanding the foregoing, no party shall be obligated to make, or cause its Subsidiaries to make, any specific purchases or to use any specific supplier except to the extent (i) it or one of its Subsidiaries has previously committed to make a specific purchase or to use a specific supplier, or (ii) subsequent to the date of this Agreement, it or one of its Subsidiaries makes a commitment for a specific purchase or to use a specific supplier. Each party will be responsible for its own and its Subsidiaries' commitments and its own and its Subsidiaries' purchases and other obligations made under any common or shared contracts with suppliers and will, in respect of such commitments, purchases or other obligations, indemnify and hold harmless the other party and the other party's Subsidiaries that use such contracts.

     SECTION 2.11. TWE Arrangements. The parties agree to the terms set forth in Annex I with respect to the partnership interests in TWE held, as of the date hereof, by MediaOne TWE Holdings, Inc., an AT&T Broadband Entity, and the TWE Option held by Media One of Colorado, Inc.

                                   ARTICLE 3

                            FINANCIAL RESTRUCTURING

     SECTION 3.01. Liability Management. The Indebtedness included on the AT&T Broadband Balance Sheet consists of the Indebtedness to third parties (the "Scheduled Debt") and Indebtedness to members of the AT&T Communications Group. Prior to the Distribution Date, the Indebtedness of the AT&T Broadband Group shall consist only of (i) the Scheduled Debt, Indebtedness to third parties reflected on the September 30, 2001 balance sheet included in the AT&T Broadband Financial Statements and the third party Indebtedness identified in
Item 3 of Schedule 6.11 to the Merger Agreement (unless any such Indebtedness shall have been discharged) (ii) Indebtedness of the members of the AT&T Broadband Group to members of the AT&T Communications Group and (iii) such other debt as shall have been approved by the Interim Finance Committee. On the Distribution Date, the AT&T Broadband Entities may incur additional Indebtedness to parties (other than to members of the AT&T Communications Group) in an amount sufficient to (i) pay in full at the Effective Time to AT&T an amount equal to the Indebtedness owed by any member of the AT&T Broadband Group to any member of the AT&T Communications Group, (ii) refinance the TOPRS that may be called for redemption at the Effective Time or shortly thereafter and (iii) provide appropriate cash reserves to fund the operations of the AT&T Broadband Entities after the Effective Time. Such Indebtedness shall be incurred in accordance with Section 9.15 of the Merger Agreement.

     SECTION 3.02. Repayment of Intracompany Indebtedness. AT&T Broadband agrees that it will pay to AT&T, at the Effective Time and in connection with the transfer of assets and liabilities hereunder to AT&T Broadband, an amount of cash equal to the (i) excess of the total Indebtedness of all members of the AT&T Broadband Group to any member of the AT&T Communications Group over (ii) $30 million, and AT&T agrees to contribute (or cause its subsidiaries to contribute) such total Indebtedness to the capital of AT&T Broadband. AT&T agrees that it will repay or cause to repaid at the Effective Time any Indebtedness of any member of the AT&T Communications Group to any member of the AT&T Broadband Group. AT&T also agrees that it will repay or cause to be repaid at the Effective Time any intercompany receivables owed by AT&T or any AT&T Subsidiary (other than any AT&T Broadband Entity) to Western Range.

     SECTION 3.03. Note Consents. Subject to the terms and conditions of the Merger Agreement, AT&T and AT&T Broadband shall each use its reasonable best efforts to obtain the irrevocable consent to the transactions contemplated hereby of the holders of at least a majority in aggregate principal amount of each series of securities at the time outstanding issued under the Indenture, dated as of September 7, 1990, between American Telephone & Telegraph Company and The Bank of New York, as trustee.

                                   ARTICLE 4

                                THE DISTRIBUTION

     SECTION 4.01. The Distribution. (a) Subject to Section 4.03, on or prior to the Record Date, AT&T will deliver to the Agent for the benefit of holders of record of AT&T Common Stock on the Record Date, a single stock certificate, endorsed by AT&T in blank, representing the shares of AT&T Broadband Common Stock issuable in the Distribution (which, together with the shares to be issued pursuant to the Exchange Agreement, shall constitute all of the shares of AT&T Broadband Common Stock outstanding as of the Distribution Date), and shall cause the transfer agent for the shares of AT&T Common Stock to instruct the Agent to hold in trust (pending conversion of such shares of AT&T Broadband Common Stock into shares of Parent Common Stock pursuant to the AT&T Broadband Merger) the appropriate number of such shares of AT&T Broadband Common Stock (as set forth in Section 4.01(b)) for each such holder or designated transferee or transferees of such holder. For avoidance of doubt, AT&T will not be considered a holder of record of AT&T Common Stock as of the Record Date with respect to any shares of AT&T Common Stock held in its treasury.

     (b) Subject to Section 4.03, each holder of AT&T Common Stock on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of AT&T Broadband Common Stock equal to the number of shares of AT&T Common Stock held by such holder on the Record Date; provided, that no holder of AT&T Common Stock having purported to exercise rights pursuant to Section 910 of the NYBCL in respect of such holder's shares of AT&T Common Stock shall be entitled to receive AT&T Broadband Common Stock in the Distribution.

     (c) AT&T Broadband and AT&T, as the case may be, will provide to the Agent all share certificates and any information reasonably required in order to complete the Distribution on the basis specified above.

     (d) Immediately prior to the Record Date, each of the AT&T Broadband Subsidiaries, in exchange (the "Subsidiary Preferred Stock Exchange") for all of the shares of AT&T Subsidiary Preferred Stock held by such AT&T Broadband Subsidiary immediately prior to the Subsidiary Preferred Stock Exchange, will receive from AT&T a number of shares of AT&T Broadband Class A Common Stock (or, if AT&T and AT&T Broadband agree, shares of another class of AT&T Broadband stock) that has a value equal to the value of the shares of AT&T Subsidiary Preferred Stock so exchanged. The shares of AT&T Broadband Class A Common Stock to be issued pursuant to the preceding sentence shall be on the terms set forth in Exhibit I. Subject to the preceding sentence, AT&T Broadband agrees to amend its certificate of incorporation prior to the Subsidiary Preferred Stock Exchange to create the shares of AT&T Broadband Class A Common Stock necessary to effect the Subsidiary Preferred Stock Exchange. AT&T Broadband agrees that it shall not, and shall not permit any AT&T Broadband Subsidiary to, sell, dispose of or otherwise transfer any of the shares of AT&T Broadband Class A Common Stock that it receives as a result of the Subsidiary Preferred Stock Exchange, except upon conversion of such shares pursuant to
Article 4 of the Merger Agreement.

     (e) Immediately prior to the Record Date, each of the AT&T Subsidiaries (other than AT&T Broadband and the AT&T Broadband Subsidiaries), in exchange (the "Communications Subsidiary Preferred Stock Exchange") for all of the shares of AT&T Subsidiary Preferred Stock held by such AT&T Subsidiary immediately prior to the Communications Subsidiary Preferred Stock Exchange, will receive from AT&T a number of shares of New AT&T Subsidiary Preferred Stock (or, if AT&T and AT&T Broadband agree, shares of another class of AT&T stock) that has a value equal to the value of the shares of AT&T Subsidiary Preferred Stock so exchanged. The shares of New AT&T Subsidiary Preferred Stock to be issued pursuant to the preceding sentence shall be on the terms set forth in Exhibit J. Subject to the preceding sentence, AT&T agrees to file a certificate of designation prior to the Communications Subsidiary Preferred Stock Exchange to create the shares of New AT&T Subsidiary Preferred Stock necessary to effect the Communications Subsidiary Preferred Stock Exchange.

     (f) At the time of the Distribution, AT&T and AT&T Broadband will comply with their obligations under the Exchange Agreement, including through the transfer of shares of AT&T Broadband Common Stock from AT&T to Microsoft as described therein.

     (g) If the QUIPS Transfer is to occur, AT&T Broadband and AT&T will effect the QUIPS Transfer.

     (h) Each of AT&T, and AT&T Broadband agrees that in the event that any holder of shares of AT&T Common Stock purports to exercise any appraisal rights pursuant to Section 910 of the NYBCL, the parties will cooperate to appropriately adjust the provisions hereof.

     (i) AT&T agrees that it will take all actions necessary to cancel (i) any shares of AT&T Broadband stock (or any securities exercisable, exchangeable or convertible therefor) owned or held by it or any of its Subsidiaries immediately offer the Distribution so that the only outstanding shares of AT&T Broadband stock are (A) the shares of AT&T Broadband Common Stock distributed to the holders of AT&T Common Stock in the Distribution, (B) the shares of AT&T Broadband Common Stock delivered to Microsoft in the QUIPS Exchange, and (C) the shares of AT&T Broadband Class A Common Stock held by AT&T Broadband Subsidiaries and (ii) any shares of AT&T Broadband Common Stock issued in respect of restricted AT&T Common Stock which pursuant to the Employee Benefits Agreement will be represented by or converted into AT&T restricted stock units after the Distribution.

     SECTION 4.02. Actions Prior to the Distribution. (a) As promptly as reasonably practicable after the execution of this Agreement, subject to the provisions of the Merger Agreement, AT&T shall prepare and file with the Commission a proxy statement (the "Proxy Statement") to be sent to shareholders of AT&T in connection with their meeting to consider the Distribution (the "AT&T Meeting"), it being understood that the AT&T Meeting may be combined with any other meeting of shareholders regarding a possible business combination involving the AT&T Broadband Group.

     (b) As promptly as reasonably practicable after the execution of this Agreement, subject to the provisions of the Merger Agreement and if required by applicable law to effect the Distribution, AT&T and AT&T Broadband shall prepare, and AT&T Broadband shall file with the Commission a registration statement on Form S-1 or S-4 or any amendment or supplement thereto pursuant to which shares of AT&T Broadband issuable in the Distribution will be registered with the Commission (the "Distribution Registration Statement"). If the Distribution Registration Statement is required by applicable law to be filed with the Commission to effect the Distribution, AT&T and AT&T Broadband shall use their reasonable best efforts to cause the Distribution Registration Statement to become effective under the Exchange Act as soon after such filing as reasonably practicable and to keep the Distribution Registration Statement effective as long as is necessary to consummate the Distribution.

     (c) AT&T and AT&T Broadband shall take all such actions as are reasonably necessary or appropriate under the federal or state securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

     SECTION 4.03. Timing of the Distribution. AT&T shall consummate the Separation and Distribution as soon as practicable (and, in any event, within five Business Days) after satisfaction (or waiver to the extent permissible) of all of the conditions to the Separation and the Distribution specified below (other than conditions that by their nature are to be satisfied at the time of the Distribution or the Mergers and will in fact be satisfied at such time). The Separation shall occur on the Distribution Date prior to the Distribution which shall occur at a time to be mutually agreed on the Distribution Date. With the consent of Comcast, which consent shall not be unreasonably withheld, AT&T may effect the Separation and/or the Distribution on different dates or different times than provided for in the preceding sentence. The obligation of AT&T to consummate the Separation and the Distribution and the other transactions contemplated by this Agreement is subject to the satisfaction (or waiver to the extent permissible) of the following conditions:

          (a) If required by applicable law to effect the Distribution, the Distribution Registration Statement shall have been filed and declared effective by the Commission, and there shall be no stop-order in effect with respect thereto;

          (b) The actions and filings with regard to material federal or state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) described in Section 4.02(c) shall have been taken and, where applicable, become effective or been accepted;

          (c) Any Governmental Approvals and Consents including those listed on
     Schedule 4.03(c) necessary to consummate the

     Distribution in the manner contemplated by this Agreement shall have been obtained and be in full force and effect, except for such Governmental Approvals and Consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have an AT&T Broadband Material Adverse Effect or an AT&T Material Adverse Effect;

          (d) All conditions to permit the Distribution to qualify as a tax-free distribution to AT&T, AT&T Broadband and shareholders of AT&T shall, to the extent applicable as of the time of the Distribution, be satisfied and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter;

          (e) No order, injunction or decree issued by any court or agency of competent jurisdiction or other material legal restraint or prohibition preventing the consummation of the Separation or the Distribution or any of the other transactions contemplated by this Agreement or any other Ancillary Agreement shall be in effect and the Separation and Distribution shall be in compliance in all material respects with applicable law;

          (f) This Agreement shall not have been terminated;

          (g) The supplemental private letter ruling or rulings from the IRS or the opinion described in Section 10.01(j) of the Merger Agreement shall have been obtained and shall continue in effect;

          (h) The Distribution shall have been approved by the affirmative vote of shareholders holding a majority of the voting power of the issued and outstanding shares of AT&T Common Stock at the AT&T Meeting; and

          (i) The conditions specified in Sections 10.01 and 10.02 (other than
     Section 10.01(i)) of the Merger Agreement shall have been satisfied (or waived to the extent permissible).

The foregoing conditions are for the sole benefit of AT&T and shall not give rise to or create any duty on the part of AT&T or the Board of Directors of AT&T to waive or not waive any such condition.

                                   ARTICLE 5

                        MUTUAL RELEASES; INDEMNIFICATION

     SECTION 5.01. Release of Pre-Closing Claims. (a) Except as provided in
Section 5.01(c), effective as of the Distribution Date, AT&T, for itself and each other wholly owned member of the AT&T Communications Group (other than any member of the AT&T Broadband Group) and their respective successors and assigns, and all shareholders, directors, officers, members, agents or employees of any wholly owned member of the AT&T Communications Group (in each case, in their respective capacities as such), hereby remises, releases and forever discharges each of AT&T Broadband and the respective wholly owned members of the AT&T Broadband Group (other than any member of the AT&T Communications Group), their respective successors and assigns, and all shareholders, directors, officers, members, agents or employees of any wholly owned member of the AT&T Broadband Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement either the Separation or the Distribution.

     (b) Except as provided in Section 5.01(c), effective as of the Distribution Date, AT&T Broadband, for itself and each other wholly owned member of the AT&T Broadband Group (other than any member of the AT&T Communications Group) and their respective successors and assigns, and all shareholders, directors, officers, members, agents or employees of any wholly owned member of the AT&T Broadband Group (in each case, in their respective capacities as such), hereby remises, releases and forever discharges each of AT&T and the respective wholly owned members of the AT&T Communications Group (other than any member of the AT&T Broadband Group), their respective successors and assigns, and all shareholders, directors, officers, members, agents or employees of any wholly owned member of the AT&T Communications Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement either the Separation or the Distribution.

     (c) Nothing contained in Section 5.01(a) or 5.01(b) shall impair any right of any Person to enforce this Agreement, any other Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in
Section 2.04(b) or the applicable Schedules thereto not to terminate as of the Distribution Date, in each case in accordance with its terms. Nothing contained in Section 5.01(a) or 5.01(b) shall release any Person from:

          (i) any Liability provided in or resulting from any agreement among any members of the AT&T Broadband Group or the AT&T Communications Group that is specified in Section 2.04(b) or the applicable Schedules thereto as not to terminate as of the Distribution Date, or any other Liability specified in such Section 2.04(b) as not to terminate as of the Distribution Date;

          (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Ancillary Agreement;

          (iii) any Liability arising from or relating to the sale, lease, construction, provision, or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Distribution Date;

          (iv) any Liability for payment for goods, services or property purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Distribution Date or any related refund claims; or

          (v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.01; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 5.01 but for the provisions of this clause
     (v).

     (d) AT&T shall not make, and shall not permit any member of the AT&T Communications Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against AT&T Broadband or any wholly owned member of the AT&T Broadband Group, or any other Person released pursuant to Section 5.01(a), with respect to any Liabilities released in respect of such Person pursuant to
Section 5.01(a). AT&T Broadband shall not make, and shall not permit any member of the AT&T Broadband Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against AT&T or any wholly owned member of the AT&T Communications Group, or any other Person released pursuant to Section 5.01(b), with respect to any Liabilities in respect of such Person released pursuant to
Section 5.01(b).

     (e) At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 5.01.

     SECTION 5.02. Indemnification by AT&T. Except as provided in Section 5.04, following the Distribution Date, AT&T shall indemnify, defend and hold harmless AT&T Broadband, each member of the AT&T Broadband Group, AT&T Comcast (but only in respect of subsections (d) and (e)) and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "AT&T Broadband Indemnitees"), from and against any and all Liabilities (or in the case of subsection (d), 50% of any and all Liabilities) of the AT&T Broadband Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

          (a) the failure of AT&T or any other member of the AT&T Communications Group or any other Person to pay, perform or otherwise promptly discharge any AT&T Communications Liabilities, or AT&T Communications Contract, in accordance with their respective terms, whether prior to or after the Distribution Date or the date hereof;

          (b) the AT&T Communications Business, any AT&T Communications Asset or any AT&T Communications Contract (except to the extent such Liabilities arise out of any breach by AT&T or any of its Subsidiaries prior to the Distribution Date of any AT&T Communications Contract entered into in connection with the separation, divestiture or termination of LMC and its Subsidiaries);

          (c) any breach by AT&T or any member of the AT&T Communications Group of this Agreement or any of the other Ancillary

     Agreements;

          (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any Registration Statement, except to the extent such information relates to AT&T's proposal to create a tracking stock with respect to its consumer services business as contemplated by Section 11.06, AT&T's proposal to authorize a reverse stock split or any other AT&T 2002 annual meeting proposal other than the AT&T proposal to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement or the proposal in respect of the AT&T Parent Charter Approval (as defined in the Merger Agreement) (any Action relating to the matters set forth in this Section 5.02(d) or Section 5.03(d), a "Registration Statement Claim"); and

        (e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any Registration Statement to the extent such information relates to AT&T's proposal to create a tracking stock with respect to its consumer services business as contemplated by
    Section 11.06, AT&T's proposal to authorize a reverse stock split or any other AT&T 2002 annual meeting proposal other than the AT&T proposal to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement or the proposal in respect of the AT&T Parent Charter Approval (as defined in the Merger Agreement).

    SECTION 5.03. Indemnification by AT&T Broadband. Except as provided in
Section 5.04, following the Distribution Date, AT&T Broadband shall indemnify, defend and hold harmless AT&T, each member of the AT&T Communications Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "AT&T Indemnitees"), from and against any and all Liabilities (or in the case of subsection (d), 50% of any and all Liabilities) of the AT&T Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

          (a) the failure of AT&T Broadband or any other member of the AT&T Broadband Group or any other Person to pay, perform or otherwise promptly discharge any AT&T Broadband Liabilities, or AT&T Broadband Contract, in accordance with their respective terms, whether prior to or after the Distribution Date or the date hereof;

          (b) the AT&T Broadband Business, any AT&T Broadband Asset or any AT&T Broadband Contract;

          (c) any breach by AT&T Broadband or any member of the AT&T Broadband Group of this Agreement or any of the other Ancillary Agreements;

          (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any Registration Statement, except to the extent such information relates to AT&T's proposal to create a tracking stock with respect to its consumer services business as contemplated by Section 11.06, AT&T's proposal to authorize a reverse stock split or any other AT&T 2002 annual meeting proposal other than the AT&T proposal to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement or the proposal in respect of the AT&T Parent Charter Approval (as defined in the Merger Agreement); and

          (e) if neither the QUIPS Exchange nor the QUIPS Transfer occurs, any Liabilities relating to, arising out of or resulting from any Actions commenced by Microsoft claiming that the transactions contemplated hereby or by the Merger Agreement violate the terms of the QUIPS; provided that for purposes hereof, in the event that AT&T is required to repay the QUIPS as a result of such Action, the indemnified Liability hereunder in respect of such repayment shall be reduced by the amount of the QUIPS Fair Market Value plus any accrued interest on the QUIPS since the date as of which the QUIPS Fair Market Value was determined (any such Action, a "Microsoft QUIPS Claim").

     Notwithstanding the foregoing, AT&T Broadband shall have no obligation to indemnify, defend and hold harmless any AT&T Indemnitee from and against any Liabilities arising out of any breach by At Home or any of its Subsidiaries of any At Home Contract.

     SECTION 5.04. Indemnification Obligations Net of Insurance Proceeds and Other Amounts. (a) The parties intend that any indemnification or reimbursement obligation pursuant to this Article 5 will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an "Indemnifying Party") is required to pay to any Person entitled to indemnification hereunder (an "Indemnitee") will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

     (b) An insurer who would otherwise be obligated to defend or make payment in response to any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

     (c) With respect to all policies of insurance with insurance companies other than American Ridge and Western Range, the parties agree to act in good faith and to use their reasonable best efforts to preserve and maximize the insurance benefits due to be provided thereunder and to cooperate with one another as necessary to permit each other to access or obtain the benefits under those policies, provided, however, that nothing in this Section 5.04 shall be construed to prevent any party or any other Person from asserting claims for insurance benefits or accepting insurance benefits provided by the policies. The parties agree to exchange information upon reasonable request of the other party regarding requests that they have made for insurance benefits, notices of claims, occurrences and circumstances that they have submitted to the insurance companies or other entities managing the policies, responses they have received from those insurance companies or entities, including any payments they have received from the insurance companies and any agreements by the insurance companies to make payments, and any other information that the parties may need to determine the status of the insurance policies and the continued availability of benefits thereunder.

     SECTION 5.05. Procedures for Indemnification of Third Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the AT&T Broadband Group or the AT&T Communications Group of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.02 or 5.03, or any other Section of this Agreement or any Ancillary Agreement (except as otherwise provided therein), such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee to give notice as provided in this Section 5.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article 5, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

     (b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party's own expense (including allocated costs of in-house counsel and other personnel) and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 5.05(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee, except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

     (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.05(b), such Indemnitee may defend such Third Party Claim at the cost and expense (including allocated costs of in-house counsel and other personnel) of the Indemnifying Party.

     (d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

     (e) No Indemnifying Party shall consent to any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

     (f) The provisions of Section 5.05 and Section 5.06 shall not apply to Taxes (which are covered by the Tax Sharing Agreement) or to matters covered by Sections 6.02 and 6.03.

     (g) Notwithstanding anything in this Agreement to the contrary, and subject to any applicable provision of the AWS separation agreements, if either party is named in any Action relating to any At Home Matter, Specified Matter, Specified Transaction or Registration Statement Claim, that party shall be entitled to assume and control its own defense and to employ its own counsel. Neither party shall settle any such Action without the consent of the other party (which consent will not be unreasonably withheld). All legal and other fees (including allocated cost of in-house counsel and other personnel) incurred in connection therewith shall be divided 50/50 between AT&T and AT&T Broadband.

     SECTION 5.06. Additional Matters. (a) Any claim on account of a Liability that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Ancillary Agreements.

     (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person but only to the extent related to such payment. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

     (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this
Section 5.06 and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys' fees, experts' fees and all other external expenses, and the allocated costs of in-house counsel and other personnel), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

     SECTION 5.07. Remedies Cumulative. The remedies provided in this Article 5 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

     SECTION 5.08. Survival of Indemnities. The rights and obligations of each of AT&T, AT&T Broadband and their respective Indemnitees under this Article 5 shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

                                   ARTICLE 6

                      INSURANCE AND CERTAIN OTHER MATTERS

     SECTION 6.01. Insurance Matters. (a) The parties intend that both AT&T and AT&T Broadband and each other member of the AT&T Communications Group and the AT&T Broadband Group, after the Distribution Date, shall be successors-in-interest to and retain all rights and interest (whether known, unknown, contingent or otherwise) that each has as of the Distribution Date under any Insurance Policy issued to and/or providing coverage to AT&T, as it existed immediately prior to the Distribution Date, or any of its Subsidiaries or Affiliates, and any agreements related to such Insurance Policies executed and delivered prior to the Distribution Date, including any rights or interests each has, as an insured, named insured, or additional named insured, Subsidiary, Affiliate, division or department, to avail itself of any benefit under any such Insurance Policy or any such agreement related to such policy as in effect prior to the Distribution Date. The provisions of this Agreement are not intended to relieve any insurer of any Liability under any policy. Notwithstanding the foregoing, no member of the AT&T Broadband Group or the AT&T Communications Group shall be deemed to have made any representation or warranty as to the availability of any Insurance Policy or the rights and benefits provided thereunder.

     (b) This Agreement shall not be considered as an attempted assignment (if such an assignment would be prohibited or would otherwise adversely affect the rights of the insured parties under such policies) of any rights or interest under any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the AT&T Broadband Group or the AT&T Communications Group in respect of any Insurance Policy or any other contract or policy of insurance.

     (c) Each of AT&T and AT&T Broadband does hereby, for itself and each other member of the AT&T Communications Group and the AT&T Broadband Group, agree that, as and to the extent necessary to give effect to Section 6.01(a), it will assign any chose in action, claim, right or benefit under an Insurance Policy.

     (d) AT&T Broadband does hereby, for itself and each other member of the AT&T Broadband Group, agree that from and after the Distribution Date, AT&T Broadband and each other member of the AT&T Broadband Group releases any and all insurance or other claims that it may have against American Ridge and Subsidiaries of American Ridge, whether known or unknown.

     (e) AT&T does hereby, for itself and each other member of the AT&T Communications Group, agree that (i) no member of the AT&T Broadband Group or any AT&T Broadband Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of AT&T and its Affiliates as in effect or undertaken at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise and (ii) from and after the Distribution Date, AT&T and each other member of the AT&T Communications Group releases any and all insurance or other claims that it may have against Western Range and Subsidiaries of Western Range, whether known or unknown.

     (f) Each of AT&T and AT&T Broadband does hereby, for itself and each other member of the AT&T Communications Group and the AT&T Broadband Group, agree that all duties and obligations under any Insurance Policy, including the fulfillment of any conditions and the payment of any deductibles, retentions, co-insurance payment or retrospective premiums, that correspond in any way with or may be necessary to perfect, preserve or maintain an insuredIs right to obtain benefits under that Insurance Policy, will be performed by the insured that is seeking the benefits, subject to the indemnification provisions of
Article 5. In the event members of both Groups have claims under a given policy, any deductibles, retentions, co-insurance payments, retrospective premiums, caps, limitations on average and similar items will be appropriately allocated between such parties based on the recoveries they would have obtained in the absence of such items.

     SECTION 6.02. Certain Post-Distribution Transactions and Related Matters.
(a) Each of AT&T and AT&T Broadband agrees that, until 12 months after the date of the Distribution, it will (i) maintain its status as a company engaged in the active conduct of a trade or business and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the active conduct of a trade or business, as defined in Section 355(b) of the Code.

     (b) Each of AT&T and AT&T Broadband further agrees that, until 25 months after the date of the Distribution, it will not, except as expressly contemplated by this Agreement or the Merger Agreement, (i) enter into any Proposed Acquisition Transaction or, to the extent AT&T or AT&T Broadband, as the case may be, has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholders rights plan, (B) finding a tender offer to be a "permitted offer" under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (C) approving any Proposed Acquisition Transaction, whether for purposes of any interested shareholder statute, any "fair price" or other provision of its respective charter or bylaws or otherwise), (ii) liquidate or partially liquidate, (iii) in a single transaction or series of related transactions, sell or transfer all or substantially all of the assets of AT&T or the assets of the AT&T Broadband Group that were transferred to AT&T Broadband prior to the Distribution, as the case may be, (iv) redeem or otherwise repurchase (directly or through an Affiliate) any of its stock, (v) enter into any transaction or series of transactions as a result of which any Person would acquire, or have the right to acquire, from AT&T or AT&T Broadband, as the case may be, or one of their respective Affiliates, a number of shares of stock that would comprise more than 5% of (A) the value of all outstanding shares of stock of as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the voting power of the issued and outstanding shares of stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series or (vi) take any other action or actions (including any action or transaction that would be inconsistent with any representation made in the Tax Opinions/Rulings) that in the aggregate (and taking into account any other transactions described in this subparagraph (b)) would be reasonably likely to have the effect of causing or permitting one or more Persons to acquire directly or indirectly stock representing a 50 percent or greater interest (within the meaning of Section 355(e) of the Code) in AT&T or AT&T Broadband or otherwise jeopardize the non-recognition of taxable gain or loss for U.S. federal income tax purposes to AT&T, AT&T Affiliates and shareholders of AT&T in connection with the Separation and Distribution, unless prior to taking any such action set forth in the foregoing clauses (i) through
(vi), AT&T (with respect to AT&T

Broadband) and AT&T Broadband (with respect to AT&T) has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the tax-free status of the Separation and Distribution, that such action or actions would not result in a Spin-Off Disqualification. Anything in the preceding sentence to the contrary notwithstanding, a transaction described in clauses (i) through (vi) of the preceding sentence shall not require the determination of the other party in the event that as of the date immediately preceding such transaction there has not been issued and, when taken together with the shares to be issued pursuant to the transaction, there will not be issued, directly or indirectly, pursuant to a Proposed Acquisition Transaction or otherwise, including as a consequence of the Merger Agreement, taking into account for such purpose all share transactions which would be taken into account under Section 355(e) of the Code assuming all such issuances were considered to be "part of a plan or series of related transactions" with the Distribution number of shares in excess of 30 percent of
(A) the value of all outstanding shares of stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the voting power of the issued and outstanding shares of stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. "Proposed Acquisition Transaction" means a transaction or series of transactions as a result of which AT&T or AT&T Broadband would merge or consolidate with any other Person or pursuant to which any Person or any group of related Persons would acquire, or have the right to acquire, directly or indirectly, from one or more holders of outstanding shares of stock of a number of shares of stock that would comprise more than 5% of (A) the value of all outstanding shares of stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the voting power of the issued and outstanding shares of stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. "Tax Opinions/Rulings" means, collectively, the opinions of tax counsel and the rulings by the IRS deliverable to AT&T in connection with the transactions contemplated by this Agreement.

     (c) If one party (the "Issuing Party") notifies the other (the "Other Party") that it desires to take one of the actions described in clauses (i) through (vi) of Section 6.02(b) (the "Notified Action") and the Other Party declines to exercise its discretion pursuant to Section 6.02(b) to permit the Issuing Party to take such Notified Action, the Issuing Party, in its reasonable discretion, may elect to seek a Subsequent Tax Opinion/Ruling that would permit the Issuing Party to take the Notified Action, and the Other Party shall cooperate in connection with such efforts; provided, however, that the reasonable costs and expenses of obtaining any such Subsequent Tax Opinion/Ruling shall be borne by the Issuing Party. "Subsequent Tax Opinion/Ruling" means either (i) an unqualified opinion of counsel jointly selected by the Issuing Party and the Other Party confirming that, as a consequence of the consummation of the Notified Action, no income, gain or loss for U.S. federal income tax purposes will be recognized by AT&T, the shareholders or former shareholders of AT&T, or any AT&T Affiliate with respect to the Separation and Distribution or (ii) an IRS private letter ruling to the same effect that, after reasonable due diligence conducted by the Other Party, are in form and substance reasonably satisfactory to the Other Party.

     (d) Notwithstanding anything to the contrary herein or any provision of the Tax Sharing Agreement to the contrary, if there is a determination (as defined in Section 1313 of the Code) that a Spin-Off Disqualification has occurred, then AT&T Broadband shall indemnify and hold harmless AT&T and each member of the consolidated group of which AT&T is a member from and against one half of all Tax Related Losses imposed upon or incurred by AT&T or any member of its group as a result of the Spin-Off Disqualification; provided, however, that AT&T Broadband shall indemnify and hold harmless AT&T and each member of the consolidated group of which AT&T is a member from and against any and all Tax Related Losses imposed upon or incurred by AT&T or any member of its group as a result of the Spin-Off Disqualification if such Spin-Off Disqualification would not have occurred but for an AT&T Broadband Action and; provided, further, that AT&T Broadband shall have no obligation to indemnify AT&T or any member of the consolidated group of which AT&T is a member if the Spin-Off Disqualification would not have occurred but for an AT&T Communications Action. "AT&T Broadband Action" means (i) any transaction with respect to the stock or assets of AT&T Broadband that occurs after the Distribution, (ii) AT&T Broadband's failure to maintain its status as a company engaged in the active conduct of a trade or business, and (iii) the failure of any representation made by AT&T Broadband with respect to AT&T Broadband or the AT&T Broadband Business, and the plans, proposals, intentions and policies of AT&T Broadband after the Separation and Distribution in connection with a Subsequent Tax Opinion/ Ruling to be true and correct in all material respects. "AT&T Communications Action" means (i) any transaction with respect to the stock or assets of AT&T that occurs after the Distribution, (ii) AT&T's failure to maintain its status as a company engaged in the active conduct of a trade or business, and (iii) the failure of any representation made by AT&T with respect to AT&T or the AT&T Communications Business and the plans, proposals, intentions and policies of AT&T after the Separation and Distribution in connection with the Tax Opinions/Rulings or a Subsequent Tax Opinion/Ruling to be true and correct in all material respects. The delivery of any Subsequent Tax Opinion/Ruling shall not affect either party's rights and obligations with respect to indemnification under this Section 6.02(d). "Tax Related Losses" means (A) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, final determination, judgment or otherwise; (B) all accounting, legal and other professional fees, and court costs incurred in connection with such taxes; and (C) all costs and expenses that may result from adverse tax consequences to AT&T (including all costs, expenses and damages associated with shareholder litigation or controversies) payable by AT&T or AT&T Affiliates.

     SECTION 6.03. Procedure for Indemnification for Tax Liabilities. (a) If AT&T receives notice of the assertion of any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than AT&T or any AT&T Affiliate or AT&T Broadband or any AT&T Broadband Affiliate that gives rise to a right of indemnification hereunder (a "Third Party Tax Claim") with respect to which AT&T Broadband may be obligated under Section 6.02(d) to provide indemnification, AT&T shall give AT&T Broadband notice thereof (together with a copy of such Third Party Tax Claim, process or other legal pleading) promptly after becoming aware of such Third Party Tax Claim; provided, however, that the failure of AT&T to give notice as provided in this Section shall not relieve AT&T Broadband of its obligations under Section 6.02(d), except to the extent that AT&T Broadband is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Tax Claim in reasonable detail.

     (b) (i) Notwithstanding any provision to the contrary contained in the Tax Sharing Agreement, AT&T and AT&T Broadband shall jointly control the defense of, and cooperate with each other with respect to defending, any Third Party Tax Claim with respect to which AT&T Broadband may be obligated under Section 6.02(d) to provide indemnification; provided that AT&T Broadband shall forfeit such joint control right with respect to a particular Third Party Tax Claim if AT&T Broadband or any AT&T Broadband Affiliate makes any public statement or filing, or takes any action (including, but not limited to, the filing of any submission or pleading, or the giving of a deposition or production of documents, in any administrative or court proceeding) in connection with such Third Party Tax Claim that is inconsistent in a material respect with any representation or warranty made by AT&T Broadband in the Agreement, the Tax Opinions/Rulings, the Representation Letter or a Subsequent Tax Opinion/Ruling and; provided, further, that AT&T shall forfeit such joint control right with respect to a particular Third Party Tax Claim if AT&T or any AT&T Affiliate makes any public statement or filing, or takes any action (including, but not limited to, the filing of any submission or pleading, or the giving of a deposition or production of documents, in any administrative or court proceeding) in connection with such Third Party Tax Claim that is inconsistent in a material respect with any representation or warranty made by AT&T in the Agreement, the Tax Opinions/Rulings, the Representation Letter or a Subsequent Tax Opinion/Ruling.

     (ii) AT&T and AT&T Broadband shall exercise their rights to jointly control the defense of any such Third Party Tax Claim solely for the purpose of defeating such Third Party Tax Claim and, unless required by applicable law, neither AT&T nor AT&T Broadband shall make any statements or take any actions that could reasonably result in the shifting of liability for any Tax Related Losses arising out of such Third Party Tax Claim from the party making such statement or taking such action (or any of its Affiliates) to the other party (or any of its Affiliates).

     (iii) Statements made or actions taken by either AT&T or AT&T Broadband in connection with the defense of any such Third Party Tax Claim shall not prejudice the rights of such party in any subsequent action or proceeding between the parties.

     (iv) If either AT&T or AT&T Broadband fails to jointly defend any such Third Party Tax Claim, the other party shall solely defend such Third Party Tax Claim and the party failing to jointly defend shall use commercially reasonable efforts to cooperate with the other party in its defense of such Third Party Tax Claim; provided, however, that neither party may compromise or settle any such Third Party Tax Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third Party Tax Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third Party Tax Claim.

     (c) (i) If there is a determination (as defined in Section 1313 of the Code) that a Spin-Off Disqualification has occurred, AT&T and AT&T Broadband shall attempt in good faith to resolve any disagreement with respect to whether there is an indemnification obligation pursuant to Section 6.02(d). If the parties cannot agree by the tenth Business Day following the determination (the "Dispute Date"), then the liability shall initially be determined as follows:
Within 20 days of the Dispute Date, AT&T and AT&T Broadband shall each appoint one arbitrator. The two arbitrators so appointed shall appoint a third arbitrator within 30 days of the Dispute Date. If either party shall fail to appoint an arbitrator within such 20-day period, the arbitration shall be conducted by the sole arbitrator appointed by the other party. Whether selected by AT&T, AT&T Broadband or otherwise, each arbitrator selected to resolve such dispute shall be a tax attorney who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue to be resolved. Such arbitrators shall be empowered to determine initially whether or not AT&T Broadband is required to indemnify AT&T pursuant to Section 6.02(d) hereunder. Each of AT&T and AT&T Broadband shall bear 50% of the aggregate expenses of the arbitrators (or sole arbitrator). The decision of the arbitrators shall be rendered no later than 90 days from the Dispute Date.

     (ii) On the tenth Business Day following the determination that there has been a Spin-Off Disqualification, if AT&T Broadband agrees that it has an indemnification obligation, AT&T Broadband shall pay in full any amount due and payable to AT&T pursuant to Section 6.02(d), together with interest calculated at the Underpayment Rate from the date of the determination that there was a Spin-Off Disqualification through the date of payment. If AT&T Broadband and AT&T disagree as to whether an indemnity obligation is due, and the arbitration process concludes that AT&T Broadband is liable, AT&T Broadband shall pay any amount that would be due and payable to AT&T if AT&T were entitled to indemnity pursuant to Section 6.02(d), together with interest on such amount calculated at the Underpayment Rate from the date of the determination that there was a Spin-Off Disqualification through the date of the payment. "Underpayment Rate" shall mean the annual rate of interest described in Section 6621(c) of the Code for large corporate underpayments of income Tax (or similar provision of state or local income Tax law, as applicable), as determined from time to time.

     (iii) If pursuant to a final nonappealable order of a court of competent jurisdiction, it is determined that AT&T Broadband is obligated to pay and has not paid amounts payable to AT&T pursuant to Section 6.02(d) or that amounts paid by AT&T Broadband to AT&T should not have been paid, AT&T Broadband shall pay to AT&T the balance due, or AT&T shall repay to the excess amount paid, in either event within five days of the final determination of liability or overpayment, together with interest at the Underpayment Rate calculated (A) from the date of the determination that there was a Spin-Off Disqualification in the case of a payment to be made by AT&T Broadband or (B) from the date of payment by AT&T Broadband to AT&T in the case of a repayment to be made by AT&T. All payments pursuant to this Section 6.03(c) shall be made by wire transfer to the bank account designated by AT&T or AT&T Broadband, as the case may be, for such purpose.

     SECTION 6.04. Other Transactions. (a) Notwithstanding any provision of the Tax Sharing Agreement to the contrary, AT&T Broadband shall indemnify and hold harmless AT&T and each member of the consolidated group of which AT&T is a member from and against one half of all Tax Related Losses imposed upon or incurred by AT&T or any member of its group as a result of (i) the Separation Transactions or the Split-Off failing to qualify as tax-free transactions under the provisions of Sections 355, 361(c) and 368(a)(1)(D) of the Code, or (ii) the shares of AWS or LMC failing to qualify as "qualified property" for purposes of Section 355(c)(2) or 361(c) of the Code by reason of the application of Section 355(e) of the Code (each such failure, a "Transaction Disqualification"); provided, however, AT&T Broadband shall indemnify and hold harmless AT&T and each member of the consolidated group of which AT&T is a member from and against any and all Tax Related Losses imposed upon or incurred by AT&T or any member of its group as a result of the Transaction Disqualification if such Transaction Disqualification would not have occurred but for an AT&T Broadband Action and; provided, further, that, AT&T Broadband shall have no obligation to indemnify AT&T or any member of the consolidated group of which AT&T is a member if the Transaction Disqualification would not have occurred but for an AT&T Communications Action.

     (b) Any indemnity payment required to be made by AT&T Broadband under
Section 6.04(a) as a result of a Transaction Disqualification shall be net of AT&T Broadband's Share of any indemnification that AT&T is entitled to receive from AWS or LMC, as the case may be, as a result of such Transaction Disqualification (a "Primary Indemnity Claim"). AT&T, at AT&T Broadband's direction and expense, shall use reasonable efforts to pursue and collect AT&T Broadband's Share of a Primary Indemnity Claim from AWS or LMC, as the case may be, prior to seeking indemnification from AT&T Broadband for such amount. In the event that AT&T has not received indemnification with respect to AT&T Broadband's Share of a Primary Indemnity Claim at least five days prior to the date on which AT&T is required to make a payment that gives rise to such claim, AT&T shall be entitled to demand payment of AT&T Broadband's Share of a Primary Indemnity Claim from AT&T Broadband, provided that AT&T Broadband shall have no obligation to pay AT&T Broadband's Share of a Primary Indemnity Claim unless AT&T has (i) provided AT&T Broadband with information in reasonable detail describing its efforts to pursue and collect such Primary Indemnity Claim and
(ii) afforded AT&T Broadband the opportunity to take reasonable efforts on behalf of AT&T, at AT&T Broadband's expense, to pursue and collect such Primary Indemnity Claim. "AT&T Broadband's Share" means (i) 100% in the event the Transaction Disqualification is attributable to an AT&T Broadband Action or
(ii) 50% otherwise. If AT&T Broadband makes payment to AT&T in respect of an amount for which AT&T has a Primary Indemnity Claim, AT&T shall assign AT&T Broadband's Share of such Primary Indemnity Claim to AT&T Broadband and shall cooperate, at AT&T Broadband's direction and expense, with AT&T Broadband in prosecuting such claim. If AT&T receives a payment required by Section 6.04(a) from AT&T Broadband and subsequently receives a payment with respect to a Primary Indemnity Claim that was not previously taken into account, in whole or in part, in determining the amount of AT&T Broadband's payment to AT&T, then AT&T will pay to AT&T Broadband an amount equal to the excess of the payment made by AT&T Broadband over the amount of the payment that AT&T Broadband would have been required to make if payment under the Primary Indemnity Claim had been received by AT&T before payment was made by AT&T Broadband.

     (c) If there is a determination (as defined in Section 1313 of the Code) that a Transaction Disqualification has occurred and the parties cannot agree whether such a Transaction Disqualification would not have occurred but for an AT&T Communications Action or an AT&T Broadband Action, as the case may be, the procedures set forth in Section 6.03(c) shall apply.

     (d) In the event that, in connection with a Transaction Disqualification that is attributable to an AT&T Broadband Action, AT&T has any rights against or obligations to AWS or LMC that are substantially similar to those set forth in Section 6.03, (i) AT&T shall assign such rights and obligations to AT&T Broadband, if at all practicable, or (ii) if such assignment cannot be achieved for any reason, AT&T shall exercise such rights and perform such obligations at the direction of AT&T Broadband and AT&T Broadband shall indemnify AT&T for all associated costs. Such costs shall be reallocated and reimbursed in accordance with the respective indemnification obligations as determined under Section 6.04(c). If a Transaction Disqualification is not attributable to an AT&T Communications Action or an AT&T Broadband Action, such rights and obligations shall, to the extent practicable, be exercised and performed jointly and all associated costs shall be shared equally.

                                   ARTICLE 7

                    EXCHANGE OF INFORMATION; CONFIDENTIALITY

     SECTION 7.01. Agreement for Exchange of Information. (a) Each of AT&T and AT&T Broadband, on behalf of the AT&T Communications Group and the AT&T Broadband Group, respectively, agrees to provide, or cause to be provided, to each other Group, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or Tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Tax or other similar requirements, or (iii) to comply with its obligations under this Agreement or any other Ancillary Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. AT&T and AT&T Broadband intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege.

     (b) After the date hereof, each of AT&T and AT&T Broadband shall maintain in effect adequate systems and controls to the extent necessary to enable the members of the other Group to satisfy their respective reporting, accounting, audit and other obligations.

     SECTION 7.02. Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 7.01 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

     SECTION 7.03. Compensation for Providing Information. The party requesting such Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party's standard methodology and procedures.

     SECTION 7.04. Record Retention. To facilitate the possible exchange of Information pursuant to this Article 7 and other provisions of this Agreement after the Distribution Date, the parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with their respective record retention policies. No party will destroy, or permit any of its Subsidiaries to destroy, any Information that the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date hereof without first using its reasonable best efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes or to Environmental Liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Moreover, no party will destroy, or permit any of its Subsidiaries to destroy, any policies of insurance (or records related to such insurance policies) without first using its reasonable best efforts to notify the other party of the proposed destruction and giving the other party reasonable opportunity to take possession of such information prior to such destruction, if it is possible that the other party may be able to obtain coverage under such policies. (The foregoing includes "occurrence"-based liability policies, which continue to cover liability for alleged harm during their policy period, even if no claim is made based on such alleged harm until after the end of the policy period.)

     SECTION 7.05. Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after reasonable best efforts by such party to comply with the provisions of Section 7.04.

     SECTION 7.06. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article 7 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

     SECTION 7.07. Production of Witnesses; Records; Cooperation. (a) After the Distribution Date, except in the case of an adversarial Action by one party against the other party (which shall be governed by such discovery rules as may be applicable thereto), each party hereto shall take all reasonable steps to make available to the other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of its respective Group (whether as witnesses or otherwise) and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action (including preparation for such Action) in which the requesting party may from time to time be involved, regardless of whether such Action (or preparation for such action) is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses (including allocated costs of in-house counsel and other personnel) in connection therewith.

     (b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, or if any party chooses or is required to prosecute, pursue, otherwise evaluate or defend any Action, the other parties shall cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

     (c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

     (d) Without limiting any provision of this Section 7.07, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

     (e) The obligation of the parties to make available former, current and future directors, officers, employees, other personnel and agents pursuant to this Section 7.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available inventors and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.07(a)). Without limiting the foregoing, each party agrees that (i) neither it nor any member of its respective Group will take adverse action against any employee of its Group based on such employee's provision of assistance or information to the other party pursuant to Section 7.07(a) and (ii) to the extent relevant and necessary, neither it nor any member of its respective Group will enforce any confidentiality agreement against an employee of its Group that would otherwise prevent or hinder such employee from cooperating or providing information to a requesting party pursuant to Section 7.07(a).

     (f) In connection with any matter contemplated by this Section 7.07, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of either Group.

     SECTION 7.08. Confidentiality. (a) Subject to Section 7.09, each of AT&T and AT&T Broadband, on behalf of itself and its respective Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to its own confidential and proprietary information pursuant to policies in effect at the relevant time, all Information concerning the other Group that is either in its possession (including Information in its possession prior to any of the date hereof, or the Distribution Date) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any other Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or such party's Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or such party's Group), which sources are not themselves bound by a confidentiality obligation, or
(iii) independently generated without reference to any proprietary or confidential Information of the other party.

     (b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information concerning the other Group to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 7.09. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any other Ancillary Agreement, each party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

     SECTION 7.09. Protective Arrangements. In the event that any party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any Information concerning the other Group pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information concerning the other Group that is subject to the confidentiality provisions hereof, such party shall notify the other party of such disclosure at least five days prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, after a court of competent jurisdiction has had an opportunity to rule on such protective arrangements, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

                                   ARTICLE 8

                  FURTHER ASSURANCES AND ADDITIONAL COVENANTS

     SECTION 8.01. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, the other Ancillary Agreements and the Merger Agreement, but subject to the provisions hereof and thereof, each of the parties hereto shall use its reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, the other Ancillary Agreements and the Merger Agreement.

     (b) Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall cooperate with the other party, and without any further consideration, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, the other Ancillary Agreements and the Merger Agreement, in order to effectuate the provisions and purposes of this Agreement, the other Ancillary Agreements and the Merger Agreement and the transfers of the AT&T Broadband Assets and the assignment and assumption of the AT&T Broadband Liabilities and the other transactions contemplated hereby and thereby.

     (c) On or prior to the Distribution Date, AT&T and AT&T Broadband in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by AT&T and AT&T Broadband or any other Subsidiary of AT&T, as the case may be, to effectuate the transactions contemplated by this Agreement.

                                   ARTICLE 9

                                  TERMINATION

     SECTION 9.01. Termination. This Agreement may be terminated by AT&T prior to the Distribution Date at any time following termination of the Merger Agreement in accordance with its terms.

     SECTION 9.02. Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Date, no party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to any other party with respect to this Agreement.

                                   ARTICLE 10

                       DISPUTE RESOLUTION AND ARBITRATION

     SECTION 10.01. Agreement to Arbitrate. Except as otherwise specifically provided in this Agreement (including, without limitation, in Article 6, concerning Third Party Tax Claims) or in any other Ancillary Agreement, the procedures set forth in this Article 10 shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any other Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the AT&T Broadband Group, or the AT&T Communications Group. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article 10 shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Sections 10.11(c) and 10.12 and except to the extent provided under the Federal Arbitration Act in the case of judicial review of arbitration results or awards. Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any claim, controversy or dispute set forth in the first sentence of this Section 10.01. The parties agree that claims filed pursuant to this
Article 10 may seek direct damages but in no event for such claims shall either party be liable to the other for any incidental, special, reliance, consequential or any other indirect damages or losses (including lost profits or revenues).

     SECTION 10.02. Reasonable Best Efforts to Resolve Disputes; Mediation. It is the intent of the parties to use their respective reasonable best efforts to negotiate and resolve expeditiously any dispute, controversy or claim between or among them that may arise from time to time on a mutually acceptable negotiated basis. The parties may, by mutual consent, retain a mediator to aid in any attempt to informally negotiate resolution of any dispute, although any opinion expressed by a mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. Costs of a mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 10.03.

     SECTION 10.03. Demand for Arbitration. At any time before the Applicable Deadline, any party involved in the dispute, controversy or claim may make a written demand (the "Arbitration Demand Notice") that the dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the parties to the dispute, controversy or claim in the manner set forth in Section
11.08. Such Arbitration Demand Notice shall describe in reasonable detail the facts surrounding such dispute, controversy or claim and the basis of such party's claim for relief pursuant to this Article. Except as may be expressly provided in any Ancillary Agreement, any Arbitration Demand Notice must be asserted within one year after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (as applicable and as it may in a particular case be specifically extended by the parties in writing, the "Applicable Deadline"; provided that in no event will the Applicable Deadline occur with respect to any matter before the first anniversary of the Distribution). Any discussions, negotiations or mediations between the parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the parties. Each of the parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, as between or among the parties and the members of their Groups, such dispute, controversy or claim will be barred. Subject to Sections 10.11(c) and 10.12, upon delivery of an Arbitration Demand Notice prior to the Applicable Deadline, the dispute, controversy or claim shall be decided by an Arbitration Panel in accordance with the rules set forth in this Article 10.

     SECTION 10.04. Arbitration Panel. When an Arbitration Demand Notice is given, the parties involved in the dispute, controversy or claim shall attempt to select a sole arbitrator satisfactory to all such parties. In the event the parties are not able jointly to select a sole arbitrator, such parties shall each appoint an arbitrator within 30 days after delivery of the Arbitration Demand Notice. Only one arbitrator may be appointed for the AT&T Broadband Group and the AT&T Communications Group, respectively. In the event that a sole arbitrator is not selected, the two chosen arbitrators, within 30 days after the appointment of the later of them to be appointed, will in turn choose a third arbitrator, and the three arbitrators thus chosen will constitute the arbitration panel.

     SECTION 10.05. Commencement and Place of Arbitration. The sole arbitrator or arbitration panel (as applicable, the "Arbitration Panel") will meet within 30 days of the last appointment to commence the arbitration, which period may be extended upon the agreement of the arbitrators. The Arbitration Panel will set a time for the hearing of the matter, which will commence no later than 90 days after the date of the last appointment. The place of any arbitration hereunder will be as agreed upon by the parties, or, if the parties are unable to agree, as set by the Arbitration Panel.

     SECTION 10.06. Arbitration Hearings. The matter shall be presented to the Arbitration Panel at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrator or both the parties. If the Arbitration Panel deems it to be appropriate for a fair resolution of the dispute, live cross-examination or direct examination may be permitted. The Arbitration Panel shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitration hearing will be no longer than 30 full hearing days, unless in the judgment of the Arbitration Panel the matter is complex and sophisticated and thereby requires a longer time; provided, however, that such hearing shall in any event be completed within 180 calendar days. The Arbitration Panel may set time and other limits on the presentation of each party's case, its memoranda or other submissions, and may refuse to receive any proffered evidence, that the Arbitration Panel finds to be cumulative, unnecessary, irrelevant or of low probative nature. Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes then prevailing (except that the arbitration will not be conducted under the auspices of the CPR and the fee schedule of the CPR will not apply). To the extent that the provisions of this Agreement and the prevailing rules of the CPR conflict, the provisions of this Agreement shall govern.

     SECTION 10.07. Arbitration Decision. The final decision of the Arbitration Panel will be rendered in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing. The decision of the Arbitration Panel will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus 2% per annum.

     SECTION 10.08. Discovery and Related Matters. Any party involved in the applicable dispute may request limited document production from the other party or parties of specific and expressly relevant documents. Any such discovery shall be conducted expeditiously, and it is intended that discovery shall be limited as compared to the provisions of the Federal Rules of Civil Procedure. Depositions shall not occur except by consent of the parties or by order of the Arbitration Panel. Disputes concerning the document production or other discovery will be determined by written agreement of the parties involved in the applicable dispute or, failing such agreement, will be referred to the Arbitration Panel for resolution. All discovery requests will be subject to the proprietary rights and rights of privilege of the parties, and the Arbitration Panel will adopt procedures to protect such rights and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the Arbitration Panel shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.

     SECTION 10.09. Arbitration Panel's Authority. The Arbitration Panel shall have full power and authority to determine issues of arbitrability and to interpret or construe the applicable provisions of this Agreement or any other Ancillary Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided that the Arbitration Panel shall not have any right or authority (i) in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions; (ii) to award incidental, special, reliance, consequential, or other indirect damages (including lost profits or revenues); (iii) to award punitive or treble damages; or (iv) to modify the terms of this Agreement. It is the intention of the parties that in rendering a decision, the Arbitration Panel give effect to the applicable provisions of this Agreement and the other Ancillary Agreements and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrator's award).

     SECTION 10.10. Confidentiality. Except as required by law, the parties agree that the existence and contents of the entire arbitration, including the award, shall be deemed a compromise of a dispute under Rule 408 of the Federal Rules of Evidence, shall not be discoverable in any proceeding, shall not be admissible in any court (except for the enforcement thereof) or arbitration and shall not bind or collaterally estop either party with respect to any claim or defense asserted by any third party. Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of the arbitration or any mediation in confidence in accordance with the provisions of Article 7 and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

     SECTION 10.11. Certain Additional Matters. (a) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing party.

     (b) Arbitration costs will be borne equally by each party involved in the matter, except that each party will be responsible for its own attorneys' fees and other costs and expenses, including the costs of witnesses selected by such party.

     (c) Prior to the time at which the Arbitration Panel are appointed, any party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, or grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein and the Arbitration Panel may dissolve, continue or modify any such order.

     (d) In the event that at any time any member of the Arbitration Panel shall fail to serve as an arbitrator for any reason, the appropriate party or the two party-selected arbitrators, as the case may be, shall select a new arbitrator, in accordance with the procedures set forth in Section 10.04. The extent, if any, to which testimony previously given shall be repeated or may be relied upon based on the stenographic record (if there is one), shall be determined by the replacement arbitrator.

     SECTION 10.12. Limited Court Actions. (a) Notwithstanding anything herein to the contrary, in the event that any party reasonably determines the amount in controversy in any dispute, controversy or claim (or any series of related disputes, controversies or claims) under this Agreement or any other Ancillary Agreement is, or is reasonably likely to be, in excess of $100 million and if such party desires to commence an Action in lieu of complying with the arbitration provisions of this Article 10, such party shall so state in its Arbitration Demand Notice. If the other parties to the arbitration disagree about whether the amount in controversy exceeds $100 million, the Arbitration Panel selected pursuant to Section 10.04 shall decide the issue. The Arbitration Panel shall set a date no later than ten days after the date of its appointment for submissions by the parties with respect to such issue. There shall be no discovery in connection with such issue. The Arbitration Panel shall render its decision on such issue within five days of such date so set by the Arbitration Panel. The parties agree that any statute of limitations applicable to the dispute, controversy or claim before the Arbitration Panel shall be tolled during the pendency of the decision described in the immediately preceding sentence. In the event that the Arbitration Panel determines that the amount in controversy is or is reasonably likely to be in excess of $100 million, the provisions of Sections 10.05, 10.06, 10.07, 10.08, and 10.14 shall not apply, and within 15 days of such decision, any party to the arbitration may elect in lieu of arbitration, to commence an Action with respect to such dispute, controversy or claim (or such series of related disputes, controversies or claims) in any court of competent jurisdiction returned to in Section 11.03. If the Arbitration Panel does determines that the amount in controversy is not in excess of $100 million, the provisions of this
Article 10 (including with respect to time periods) shall apply as if no determinations were sought or made pursuant to this Section 10.12(a).

     (b) In the event that an arbitration award in excess of $100 million is issued in any arbitration proceeding commenced hereunder, any party may, within 60 days after the date of such award, submit the dispute, controversy or claim (or series of related disputes, controversies or claims) giving rise thereto to a court of competent jurisdiction, regardless of whether such party or any other party sought to commence an Action in lieu of proceeding with arbitration in accordance with Section 10.12(a). In such event, the applicable court may elect to rely on the record developed in the arbitration or, if it determines that it would be advisable in connection with the matter, allow the parties to seek additional discovery or to present additional evidence. Each party shall be entitled to present arguments to the court with respect to whether any such additional discovery or evidence shall be permitted and with respect to all other matters relating to the applicable dispute, controversy or claim (or series of related disputes, controversies or claims).

     SECTION 10.13. Continuity of Performance and Remaining Obligations. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each other Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article 10 with respect to all matters not subject to such dispute, controversy or claim.

     SECTION 10.14. Law Governing Arbitration Procedures. The interpretation of the provisions of this Article 10, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Federal Arbitration Act and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 11.02.

     SECTION 10.15. Non-applicability of Article. Notwithstanding anything herein to the contrary, this Article 10 shall not apply to any dispute, controversy or claim or to any other matter whatsoever arising under Section
6.02 or 6.03, the Tax Sharing Agreement, any other Tax sharing agreement or any Third Party Tax Claims or to any other matter relating to Taxes. This Article similarly shall not apply to the extent provided in any other Ancillary Agreement.

                                   ARTICLE 11
                                 MISCELLANEOUS

     SECTION 11.01. Counterparts; Entire Agreement; Corporate Power. (a) This Agreement and each other Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     (b) This Agreement, and the other Ancillary Agreements and the Exhibits, Schedules and Appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof or thereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

     (c) AT&T represents on behalf of itself and each of its Subsidiaries (other than the AT&T Broadband Entities) and AT&T Broadband represents on behalf of itself and each other AT&T Broadband Entity:

          (i) each such Person is a corporation or other entity duly incorporated or formed, validly existing and in good standing under the laws of the state of its incorporation or formation, has all corporate or other similar powers required to carry on its business as currently conducted and is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have an AT&T Material Adverse Effect or an AT&T Broadband Material Adverse Effect, respectively;

          (ii) each such Person has the requisite corporate or other power and authority and has taken all corporate or other similar action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby; and

          (iii) this Agreement and each other Ancillary Agreement to which any such Person is a party has been duly executed and delivered by such Person and constitutes a valid and binding agreement of such Person enforceable in accordance with the terms thereof.

     (d) Each party hereto acknowledges that it and each other party hereto is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of any other party hereto at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

     SECTION 11.02. Governing Law. This Agreement and, unless expressly provided therein, each other Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of New York, irrespective of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

     SECTION 11.03. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, any of the other Ancillary Agreements or the transactions contemplated hereby or thereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement or out of any of the other Ancillary Agreements shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.06 shall be deemed effective service of process on such party.

     SECTION 11.04. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OF THE OTHER ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     SECTION 11.05. Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each other Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any other Ancillary Agreement without the express prior written consent of each of the other parties hereto or thereto.

     SECTION 11.06. AT&T Restructuring. AT&T and AT&T Broadband recognize that AT&T is contemplating creating a tracking stock with respect to its consumer services business. Subject to AT&T's obligations under the Merger Agreement, including Section 9.06(b) thereof, nothing in this Agreement shall prevent the creation by AT&T of any tracking stock with respect to such business or otherwise. In the event of the creation of such a tracking stock, (i) references in this Agreement to AT&T Common Stock shall be adjusted as necessary to accommodate the existence of such tracking stock and (ii) AT&T may, but is not required to, distribute all or a portion of the shares of such tracking stock in the Distribution. In the event any such tracking stock is distributed in connection with the Distribution, Article 4 shall be revised to appropriately account for such distribution. Any adjustment or revision pursuant to the preceding sentence shall be reasonably satisfactory to Comcast.

     SECTION 11.07. Third Party Beneficiaries. Except for Comcast, which prior to any termination of this Agreement shall be a third party beneficiary of AT&T Broadband's rights under to this Agreement and each other Ancillary Agreement, and except for the indemnification rights under this Agreement of any AT&T Indemnitee or AT&T Broadband Indemnitee in their respective capacities as such, and except as specifically provided in the Employee Benefits Agreement, (i) the provisions of this Agreement and each other Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (ii) there are no third party beneficiaries of this Agreement or any other Ancillary Agreement and neither this Agreement nor any other Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any other Ancillary Agreement.

     SECTION 11.08. Notices. All notices or other communications under this Agreement or any other Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to AT&T, to:

     AT&T Corp.
     295 North Maple Avenue
     Basking Ridge, New Jersey 07920
     Attention: Marilyn J. Wasser
     Fax: (908) 953-8360

     with a copy to:

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York 10019
     Attention: Richard D. Katcher
                Steven A. Rosenblum
                Stephanie J. Seligman
     Fax: (212) 403-2000

     If to AT&T Broadband, to:

     AT&T Broadband Corp.
     295 North Maple Avenue
     Basking Ridge, New Jersey 07920

     Attention: Marilyn J. Wasser
     Fax: (908) 953-8360

     with a copy to:

     Comcast Corporation
     1500 Market Street
     Philadelphia, Pennsylvania 19102
     Attention: General Counsel
     Fax: (215) 981-7794

     and:

     Davis Polk & Wardwell
     450 Lexington Avenue
     New York, New York 10017
     Attention: Dennis S. Hersch
                William L. Taylor
     Fax: (212) 450-4800

Any party may, by notice to the other party, change the address to which such notices are to be given.

     SECTION 11.09. Severability. If any provision of this Agreement or any other Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

     SECTION 11.10. Expenses. The provisions of Sections 11.03(a)-(c) of the Merger Agreement are hereby incorporated by reference.

     SECTION 11.11. Headings. The Article, Section and paragraph headings contained in this Agreement and in the other Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any other Ancillary Agreement.

     SECTION 11.12. Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement or any other Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

     SECTION 11.13. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Ancillary Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such other Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

     SECTION 11.14. Amendments. No provisions of this Agreement or any other Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom such waiver, amendment, supplement or modification it is sought to be enforced.

     SECTION 11.15. Late Payments. Except as expressly provided to the contrary in this Agreement or in any other Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any other Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

     SECTION 11.16. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import herein (or in any Ancillary Agreement) shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable other Ancillary Agreement) taken as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such other Ancillary Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable other Ancillary Agreement) unless otherwise specified. The word "including" and words of similar import when used in this Agreement (or the applicable other Ancillary Agreement) means "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive. Unless expressly stated to the contrary in this Agreement or in any other Ancillary Agreement, all references to "the date hereof," "the date of this Agreement," "hereby" and "hereupon" and words of similar import shall all be references to December 19, 2001 (or the date of which the relevant Ancillary Agreement is first entered into, as the case may be) regardless of any amendment or restatement hereof (or thereof). References to a "member" of either Group shall be held to include any corporation or other Person within the definition of such Group. References to "legal fees" shall include allocated costs of in-house counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

                                       AT&T CORP.

                                       By: /s/ MARILYN J. WASSER
                                          --------------------------------------
                                       Name:  Marilyn J. Wasser
                                       Title: Vice President-- Law and Secretary

                                       AT&T BROADBAND CORP.

                                       By: /s/ ROBERT S. FEIT
                                          --------------------------------------
                                       Name:  Robert S. Feit
                                       Title: Vice President and Assistant
                                              Secretary

                                                                        ANNEX I

     The following provisions set forth the parties' understandings with respect to the disposition of all or any portion of the interest in TWE (the "TWE Interest") held, as of the date hereof, by MediaOne TWE Holdings, Inc. and its affiliates at any time or from time to time whether prior to or after the Closing Date:

     (a) The following terms, as used in this Annex I, have the following meanings:

     "Closing Date" has the meaning set forth in the Merger Agreement.

     "Contingent Payment" means (i) 50% of the excess, if any, of (A) the Determined Value over (B) the Threshold Amount, reduced by (ii) an amount equal to the product of 50% of such excess and the rate set forth in subparagraph (e) hereof.

     "Determined Value" means the Fair Market Value of the TWE Interest or portion thereof disposed of, as the case may be; provided, however, that if all or any portion of the TWE Interest is disposed of within the TWE Disposition Period under Article XIII of the TWE Partnership Agreement or pursuant to one or more negotiated dispositions or public or private market dispositions, then the Determined Value with respect to such portion shall be the Proceeds from such disposition(s).

     "Fair Market Value" means with respect to all or any portion of the TWE Interest, the Proceeds that would be received in a public offering of such interest (or corresponding equity securities of a corporation into which TWE is converted or that holds the TWE interest) (after deducting (i) reasonable expenses, including underwriters' discounts and commissions and (ii) in the event such offering is an initial public offering, an appropriate initial public offering discount) based on the then prevailing market conditions.

     "Parent" has the meaning set forth in the Merger Agreement.

     "Proceeds" means (subject to clause (d) below) (a) if the proceeds are paid in cash, the amount of the cash actually received;

     (b) if the proceeds are paid in securities, assets or rights:

          (i) in the case of securities, assets or rights listed on any established stock exchange or a national market system including the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, Proceeds means the average of the closing sales price for such item (or the closing bid, if no sales were reported) reported in the Wall Street Journal for the 20 consecutive trading day period prior to such date;

          (ii) in the case of securities, assets or rights quoted on the NASDAQ System (but not on the National Market System thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, Proceeds means the average of the means between the high and low asked prices for the item for the 20 consecutive trading day period prior to such date; or

          (iii) in the absence of an established market for the securities, assets or rights (including the rights embodied in this Annex I), Proceeds means the fair value thereof as determined in good faith by a mutually acceptable investment banking firm.

     "Threshold Amount" means at any given time, an amount, which will initially be $10.2 billion and shall be reduced by the aggregate Proceeds of previous dispositions of the TWE Interest received from time to time, provided that from the date the Merger Agreement is entered into, the outstanding balance of the Threshold Amount from time to time shall bear simple interest at a rate of 7% per annum and such interest shall be added to the Threshold Amount.

     "TWE Disposition Period" has the meaning set forth in clause (b) of this Annex I.

     (b) If all or any part of the TWE Interest is disposed of by AT&T Broadband, Parent or their respective successors during the period beginning on the date the Merger Agreement is signed and ending on the last day of the 54th month after the Closing Date (the "TWE Disposition Period"), and the Closing occurs, AT&T Broadband shall pay to AT&T on behalf of the AT&T Communications Group, an amount equal to the Contingent Payment. Any Contingent Payment shall be paid in the same proportion of cash, securities, assets and rights as was received in the disposition and no Contingent Payment shall be made until amounts equal to the Threshold Amount have been received as Proceeds. For the avoidance of doubt, the transactions contemplated by the Merger Agreement and this

Agreement shall not be considered a disposition for purposes hereof.

     (c) If the TWE Interest has not been fully disposed of within the TWE Disposition Period, the remaining interest shall be appraised by a mutually acceptable investment banking firm on the basis of Fair Market Value. To the extent that the Proceeds that would be received if such remaining interest were disposed of for Fair Market Value exceeds the Threshold Amount, AT&T Broadband shall pay to AT&T on behalf of the AT&T Communications Group an amount in cash equal to 50% of such excess, reduced by an amount equal to the product at 50% of such excess and the tax rate set forth in subparagraph (e) hereof, and AT&T Broadband shall have no further obligations under this Annex I. If no payment is required to be made pursuant to the preceding sentence, AT&T Broadband shall have no further obligations under this Annex I.

     (d) In the event that, before the Closing Date, AT&T (subject to Section 8.01(xii) of the Merger Agreement), or after the Closing Date, Parent, effects a disposition of the TWE Interest on a Tax deferred basis, the payment to be made to AT&T (taking into account the present value of the deferred Tax, the direct and indirect costs of executing the transaction (including the detriment of any guarantees required to be given) and the risk of the transaction) shall be determined in good faith by the Board of Directors of AT&T Broadband or Parent, as applicable.

     (e) For purposes of this Annex I, the Tax rate will be assumed to be the highest combined federal, state and local marginal corporate Tax rate in effect at the relevant time.

     (f) For all Tax purposes (unless required by a change in applicable Tax law or resolution of a contest conducted in good faith and not settled, compromised and/or conceded without the other party's consent, which shall not be unreasonably withheld), the parties hereto agree to treat, and to cause their respective affiliates to treat any payment hereunder as a distribution by AT&T Broadband to AT&T, as the case may be, occurring immediately prior to the Distribution and in connection with the Distribution.